UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.  )
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☒	Definitive Proxy Statement
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BRT APARTMENTS CORP.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

BRT APARTMENTS CORP.
60 Cutter Mill Road
Suite 303
Great Neck, New York 11021
(516) 466-3100
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
June 14, 2023
The annual meeting of stockholders of BRT Apartments Corp., a Maryland corporation (“we”, “us”, “our”, or the “Company”) will be held at our offices, located at 60 Cutter Mill Road, Great Neck, NY on Wednesday, June 14, 2023, at 9:00 a.m., local time, to consider and vote on the following matters:
1.	The election of four Class III Directors, each to serve until the 2026 Annual Meeting of Stockholders and until his or her successor is duly elected and qualifies;
2.	A proposal to approve, by non-binding vote, executive compensation for 2022, as more fully described in the accompanying proxy statement;
3.	A proposal to recommend, by non-binding vote, the frequency of future non-binding votes on executive compensation;
4.	A proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2023; and
5.	Any other business properly brought before the meeting.
The Board of Directors recommends that you vote “FOR” the election of each of the nominees listed in the accompanying proxy statement, “FOR” proposal 2 to approve executive compensation for 2022, “FOR” three years with respect to proposal 3 regarding the frequency of stockholder votes on executive compensation and “FOR” proposal 4 to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2023.
Holders of record of our common stock at the close of business on March 23, 2023 are entitled to notice of and to vote at the annual meeting and any adjournment or postponement thereof.
It is important that your shares be represented and voted at the meeting. To assure that your vote will be counted, please complete, date and sign the enclosed proxy card and return it in the enclosed prepaid envelope, whether or not you plan to attend the meeting. Most stockholders can also vote by telephone or via the internet. Telephone and internet voting information is provided on the accompanying proxy card. Your proxy may be revoked in the manner described in the accompanying proxy statement at any time before it has been voted at the meeting.
By order of the Board of Directors

S. Asher Gaffney

Vice President and Corporate Secretary
Great Neck, New York
April 21, 2023

BRT APARTMENTS CORP.
PROXY STATEMENT
GENERAL
Our Board of Directors is furnishing you with this proxy statement to solicit proxies on its behalf to be voted at the 2023 annual meeting of stockholders of BRT Apartments Corp. The meeting will be at our offices, 60 Cutter Mill Road, Suite 303, Great Neck, New York, at 9:00 a.m., local time, on Wednesday, June 14, 2023. The proxies will be voted at the meeting and at any adjournments or postponements. All properly executed proxy cards, and all properly completed proxies submitted by telephone or by the internet, that are delivered pursuant to this solicitation, will be voted at the meeting in accordance with your directions, unless the proxy is properly revoked before the meeting.
In this proxy statement, we refer to BRT Apartments Corp. as “BRT,” “we,” “our,” “us,” “our company,” to our Board of Directors as the “board of directors”, “Board” or “board”, and to our shares of common stock as “common stock” or “shares.” Our telephone number is (516) 466-3100.
QUESTIONS AND ANSWERS ABOUT THE MEETING AND VOTING
What is the purpose of the annual meeting?
At our annual meeting, stockholders will consider and vote on the following matters:
•	the election of four Class III directors to hold office until the 2026 annual meeting and until their respective successors are duly elected and qualify;
•	a non-binding advisory vote on executive compensation, which we refer to as the “Say-on-Pay Proposal”;
•	a non-binding advisory vote on the frequency of non-binding votes on executive compensation, which we refer to as the “Say-on-Frequency Proposal”;
•	ratification of the appointment of Ernst &Young LLP, which we refer to as “E&Y”, as our independent registered public accounting firm for the year ending December 31, 2023; and
•	such other matters as may properly come before the meeting.
How does the Board recommend I vote at the Annual Meeting?
Our Board recommends that you vote:
•	“FOR” the election of each of the nominees listed in this proxy statement as a director (each, a “nominee” and collectively, the “nominees”);
•	“FOR” the Say-on-Pay Proposal;
•	“FOR” three years with respect to the Say-on-Frequency Proposal; and
•	“FOR” the proposal to ratify the appointment of E&Y as our independent registered public accounting firm for the year ending December 31, 2023.
The persons named as proxies will vote in their discretion or any other matter properly brought before the annual meeting.
Who is entitled to vote?
We are mailing this proxy statement on or about April 28, 2023 to holders of record of our common stock as of the close of business on March 23, 2023, which we refer to as the “record date”. The record date was established by our board. Stockholders of record as of the close of business on the record date are entitled to notice of and to vote their shares at the meeting. At the close of business on the record date, there were 19,144,381 shares of common stock outstanding and entitled to vote. Each outstanding share of common stock entitles the holder to cast one vote on each director to be elected and each other matter to be considered at the meeting. Shares of our common stock constitute our only outstanding class of voting securities and will vote as a single class on all matters to be considered at the annual meeting.
What constitutes a quorum?
A quorum is the presence in person or by proxy of stockholders entitled to cast a majority of the votes entitled to be cast at the meeting on any matter. In order to carry on the business at the meeting, holders of a majority of our outstanding shares must be present in person or by proxy. This means that at least 9,572,191 shares of common stock must be present at the meeting, either in person or by proxy, to constitute a quorum. Generally, action cannot be taken at the meeting unless a quorum is present.
Abstentions and brokers non-votes, as described herein, will be considered present for the purpose of determining the presence of a quorum.
How do I vote?
If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Co., LLC, you are considered the stockholder of record with respect to those shares and the proxy card was sent directly to you by the transfer agent. In that case, you may instruct the proxy holders named in the proxy card how to vote your shares of common stock in one of the following ways:
•	Vote online. You may vote www.voteproxy.com online at vote online, you must have your control number provided in the proxy card.
•	Vote by telephone. You may vote by telephone by calling 1-800-PROXIES (1-800-776-9437). To vote by telephone, you must have the control number provided in your proxy card.
•	Vote by regular mail. If you would like to vote by mail, please mark, sign and date your proxy card and return it promptly in the postage-paid envelope provided.
•	Vote by attending the meeting in person.
Proxies submitted over the internet, by telephone or by mail must be received by 11:59 p.m. New York City time, on June 13, 2023. If you vote by telephone or via the internet, it is not necessary to return your proxy card.
If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization (collectively, an “Agent”), then you are the beneficial owner of shares held in “street name,” and a voting instruction form was forwarded to you by your Agent. As a beneficial owner, you have the right to instruct your Agent on how to vote the shares held in your account. You should instruct your Agent how to vote your shares by following the voting instructions provided by the Agent. If you wish to vote in person at the annual meeting, you must obtain a legal proxy from your Agent.
How will my shares be voted?
If you are a stockholder of record as of the close of business on the record date and you do not mark any selections but return the signed proxy card, your shares will be voted by the proxies named on the proxy card “FOR” each of the nominees listed in this proxy statement. “FOR” the approval of the Say-on-Pay Proposal, “FOR” three years as the frequency on the Say-on-Frequency Proposal, and “FOR” the proposal to ratify the appointment of E&Y as our independent registered public accounting firm for the year ending December 31, 2023. If you are a stockholder of record as of the close of business on the record date and you return the signed proxy card, the proxy holders may vote in their discretion with respect to any other matters that properly come before the meeting. If any nominee named in this proxy statement is unwilling or unable to serve as a director, our board may nominate another individual for election as a director at the annual meeting, and the persons named as proxy holders will vote “FOR” the election of any substitute nominee.
If you are a stockholder of record as of the close of business on the record date and you wish to name as a proxy someone other than the proxies named on the proxy card, you may do so by crossing out the name of the designated proxies and inserting the name of another person. In that case, it will be necessary to sign the proxy card and deliver it to the person so named and for the person so named to be present at and vote at the meeting with the properly executed and marked proxy card. Proxy cards so marked should not be mailed to us or to American Stock Transfer and Trust Company, LLC.

If my shares are held in “street name” by my Agent, will the Agent vote my shares without specific instructions from me?
Not in most circumstances. In the absence of your voting instructions, your Agent may only vote your shares in its discretion on “routine matters” and your Agent may not vote your shares on proposals that are not “routine.” We believe that the proposal to ratify the selection of E&Y is a routine matter on which your Agent can vote on your behalf if you do not furnish voting instructions. All of the other proposals may be considered non-routine matters so your Agent may not be entitled to vote your shares on these proposals without your instructions. A broker non-vote occurs when an Agent does not vote on a particular proposal because the Agent does not have discretionary voting power for that particular matter and has not received instructions from the beneficial owner. If you hold your shares in street name and do not give your Agent specific voting instructions on the election of directors, the Say-on-Pay Proposal or the Say-on-Frequency Proposal, your shares will not be voted on such proposal, and a broker non-vote will occur. If your shares are held in “street name” by your Agent, you should follow the directions provided by your Agent in order to instruct them to how to vote your shares.
Is my vote important?
If you do not submit a proxy or vote in person at the annual meeting, it may be more difficult for us to obtain the necessary quorum to hold the annual meeting.
How many votes are needed to approve each of the proposals assuming that a quorum is present at the annual meeting?
The affirmative vote of a majority of the total votes cast “for” and “against” as to a nominee is required for the election of such nominee as director. Abstentions, if any, and broker non-votes, will not be counted as votes cast and will have no effect on the results of the election of any director.
The affirmative vote of a majority of all of the votes cast at the meeting is required for approval of the Say-on-Pay Proposal and to ratify the selection of Ernst & Young LLP. For purposes of the Say-on-Pay Proposal, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote. For the purposes of the vote on the selection of Ernst & Young LLP, abstentions will not be counted as votes cast and will have no effect on the result of the vote.
The option of one year, two years or three years that receives a majority of all the votes cast at a meeting will be the frequency that has been recommended by stockholders with respect to the Say-on-Frequency Proposal. For purposes of this advisory vote, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote. In the event that no option receives a majority of the votes cast, we will consider the option that receives the most votes to be the option selected by stockholders. In either case, this vote is advisory and not binding on the Board or us in any way, and the Board may determine that it is our best interest to hold an advisory vote on executive compensation more or less frequently than the option recommended by our stockholders.
Although each of the Say-on-Pay Proposal and Say-on Frequency Proposal is advisory and not binding on the Board or us in any way, the Compensation Committee and the Board will review the results of the vote and will consider our stockholders' concerns and take them into account in future determinations with respect to these matters.
Who will count the vote?
A representative of our transfer agent, American Stock Transfer and Trust Company, LLC, or another person designated by or at the direction of our board, will tabulate the votes and act as inspector of elections.
Can I revoke my proxy before it is exercised?
If you hold stock directly in your name, you can revoke your proxy at any time before it is voted at the annual meeting by filing a written revocation with our Office of the Corporate Secretary, or delivering to American Stock Transfer and Trust Company, LLC a properly executed proxy bearing a later date. You may also revoke your proxy with a timely and valid later telephone or Internet vote or by attending the meeting and voting in person. If not so revoked, the shares represented by such proxy will be voted.

If your shares are held in the name of an Agent, you must contact the Agent and comply with its procedures if you want to revoke or change the instructions that you previously provided to the Agent. Attendance at the meeting will not by itself automatically revoke a previously granted proxy.
Who is soliciting my vote and who pays the cost?
We are soliciting proxies and will pay the entire cost of soliciting proxies, including preparing and mailing this proxy statement. In addition to the solicitation of proxies by mail and through our and our affiliates full-time and part-time employees, we will request Agents and other stockholders of record to forward copies of the proxy statement and other soliciting materials to persons for whom they hold shares and to request instruction on how to vote the shares. We will reimburse such record holders for their reasonable out-of-pocket expenses in forwarding proxies and proxy materials to stockholders. We have retained DF King for a fee of $7,000 and the reimbursement of certain expenses, to aid in the solicitation of proxies from our stockholders. To the extent necessary in order to ensure sufficient representation at the meeting, we or our proxy solicitor may solicit the return of proxies by personal interview, mail, telephone, facsimile, Internet or other means of communication or electronic transmission. The extent to which this will be necessary depends upon how promptly proxies are returned. We urge you to send in your proxy without delay.
What is householding?
Stockholders who share the same address and last name may receive only one copy of the proxy materials unless we, in the case of stockholders of record, or such stockholder’s broker, bank or nominee, in the case of stockholders whose shares are held in street name, receive contrary instructions. This practice, known as “householding,” is designed to reduce printing and mailing costs. Stockholders desiring to discontinue householding and receive a separate copy of the proxy materials, may (1) if their shares are held in street name, notify their broker, bank or nominee or (2) if they are stockholders of record, direct a written request to: BRT Apartments Corp., 60 Cutter Mill Road, Suite 303, Great Neck, NY 11021, Attn: Office of the Corporate Secretary.
When are stockholder proposals due for the 2024 annual meeting?
We expect that our 2024 annual meeting of stockholders will be held in June 2024.
Our bylaws require that we be given advance written notice of nominations for election to our board and other matters which stockholders wish to present for action at an annual meeting of stockholders (other than matters included in our proxy materials in accordance with Rule 14a-8(e) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Office of the Corporate Secretary must receive such notice, as well as the information and other materials required by our bylaws, at our principal executive office not later than 5:00 PM, Eastern Time, on December 29, 2023 and no earlier than November 30, 2023 for matters or nominations to be properly presented at the 2024 annual meeting of our stockholders.
Stockholders who wish to have proposals considered for inclusion in the proxy statement and form of proxy for our 2023 annual meeting pursuant to Rule 14a-8 under the Exchange Act must cause their proposals to be received in writing by the Office of the Corporate Secretary at the address set forth on the cover page of this proxy statement no later than December 29, 2023. Any proposal should be addressed to the Office of the Corporate Secretary and may be included in next year’s proxy materials for our 2024 annual meeting of stockholders only if such proposal complies with the rules and regulations promulgated by the Securities and Exchange Commission, which we refer to as the “SEC.” We are not required to include in our proxy statement or our proxy card relating to any annual meeting any nominee for director or stockholder proposal that does not meet all of the requirements for inclusion established by the SEC.
What other information about us is available?
Stockholders can call (516) 466-3100 or write to us at 60 Cutter Mill Road, Suite 303, Great Neck, NY 11021, Attention: Office of the Corporate Secretary, to request a copy of our Annual Report on Form 10-K. This and other important information about us is also available on our web site which is located at www.brtapartments.com. Our 2022 Annual Report to Stockholders accompanies this proxy statement.

GOVERNANCE OF OUR COMPANY
General
Our business, property and affairs are managed by or under the direction of our board and its committees. Directors are kept informed about our business through discussions with our chairman, our chief executive officer and our other officers, by reviewing materials provided to them and by participating in meetings of the Board and its committees. During 2022, the board held four meetings, and each director attended at least 75% of the aggregate number of meetings of the board and all committees on which such director served during such periods. We typically schedule a board meeting in conjunction with our annual meeting of stockholders and encourage our directors to attend such meeting— 73% of our directors attended our 2022 annual meeting of stockholders.
Code of Business Conduct and Ethics
We have adopted an amended and restated code of business conduct and ethics, which we refer to as the “Conduct Code”, that applies to all of our directors, officers and employees. The Conduct Code covers a variety of topics, including conflicts of interest, confidentiality of information, and compliance with laws and regulations. See “Additional Information and Notice of Internet Availability” to obtain access for or copies of our Conduct Code. During 2022, there were no waivers of the provisions of the Conduct Code with respect to any of the persons subject thereto. We will post any amendments to, or waivers of, the Conduct Code on our website.
Risk Oversight
Management is responsible for the day-to-day management of risks we face. Our board has overall responsibility for overseeing risk management with a focus on the more significant risks facing us. Our audit committee oversees risk policies and processes related to our financial statements, financial reporting processes and liquidity risk, and other risks presented to it from time-to-time by management; our nominating and corporate governance committee, which we refer to as the “nominating committee,” oversees corporate governance risks; and our compensation committee oversees risks relating to the compensation of our full-time executive officers. The compensation committee does not believe that the compensation programs which are in place give rise to any risk that is reasonably likely to have a material adverse effect on us.
A portion of each quarterly meeting of the audit committee is devoted to reviewing the status of our properties and other matters (including related party transactions) which might have a material adverse impact on current or future operations. An executive officer reports to the committee regarding the activities of our disclosure controls and procedures committee – this committee is comprised primarily of the individuals responsible for our financial and regulatory reporting, meets approximately four times a year and is responsible for identifying areas of risk and in particular, risks with respect to disclosure controls and internal controls over financial reporting. In addition, an executive officer, our internal auditor and the independent registered public accounting firm reviewing or auditing, as the case may be, our financial statements, reports to the committee with respect to our compliance with our internal control policies in order to ascertain that no failures of a material nature have occurred. This process assists the audit committee in overseeing the risks related to our financial statements and the financial reporting process.
At board meetings, the directors review significant risk issues brought to their attention by management and committees of the board.
Leadership Structure
Our company is led by Israel Rosenzweig, Chairman of our Board, whom we refer to as our Chairman, and Jeffery A. Gould, President and Chief Executive Officer, whom we refer to as our Chief Executive Officer. The board believes that: (i) separating the role of Chairman and Chief Executive Officer is the most appropriate structure at this time because it makes the best use of the abilities of Messrs. Rosenzweig and Gould; and (ii) this leadership structure provides appropriate risk oversight of our activities.
Committees of the Board
Our board has three standing committees: audit, compensation and nominating. The board has adopted charters for these committees which require that they be comprised of at least three independent directors and, in the case of the audit committee, also requires that at least one member of such committee qualify as a “financial expert.” All of the members of each committee were independent during their period of service on such committee and in the case of the audit committee, each such member was also financially literate. The board has also adopted corporate governance guidelines that address the make-up and functioning of the board and its committees. See “Additional Information and Notice of Internet Availability” to obtain access for or copies of our corporate governance guidelines and committee charters.
The table below provides membership and meeting information for each of our committees for 2022:
Name	Audit	Compensation	Nominating
Carol Cicero
Alan H. Ginsburg		✔
Louis C. Grassi	Chair*		✔
Gary Hurand	✔		Chair
Jeffrey Rubin		Chair
Jonathan H. Simon		✔
Elie Y. Weiss	✔		✔
Number of Meetings	6	6	3
*	Audit committee financial expert.
Audit Committee
This committee is responsible for assisting the board in overseeing, among other things, (i) the integrity of our financial statements, (ii) our compliance with legal and regulatory requirements, (iii) our independent registered public accounting firm’s qualification and independence, (iv) the performance of our independent registered public accounting firm, (v) the performance of the accounting firm performing our internal control audit function, (vi) its responsibilities described under “— Risk Oversight”, and (vii) the preparation of the audit committee report required by the SEC for inclusion in this proxy statement. This committee is also responsible for the selection and engagement of our independent registered public accounting firm, for approving the fees payable to such firm, and for approving related party transactions.
Compensation Committee
This committee (i) determines the base salary, annual bonus and perquisites paid to our full-time executive officers, the fees paid to our directors, the fees for the Services (as described in “Executive Compensation – Compensation Setting Process – Part Time Executive Officers – Services), the grant of awards pursuant to our equity based plans and (ii) performs the risk oversight function described in “ — Risk Oversight”.
Nominating Committee
This committee’s principal responsibilities include proposing a slate of nominees for election to the board at the annual meeting of stockholders, recommending committee assignments to the board of directors, making recommendations with respect to the independence of each director and nominee for directors, identifying and recommending candidates to fill vacancies on the board or committees thereof, overseeing board performance evaluations, proposing slate of officers for election at the annual meeting of the board, its risk oversight responsibilities described in “ — Risk Oversight”, and monitoring and recommending changes to our corporate governance guidelines.
Director Qualifications
The board believes that it should be comprised of directors with complementary backgrounds, and that directors should, at a minimum, have expertise that may be useful to us. Our nominating committee considers the personal and professional attributes and the business experience of each candidate for director to promote diversity of expertise and experience among our directors. Additionally, directors should possess the highest personal and professional ethics and should be willing and able to devote the required amount of time to our business.

When considering candidates for director, the nominating committee will take into account various factors, including the following:
•	the candidate’s ability to qualify as an independent director;
•	whether the candidate has relevant business experience;
•	the candidate’s judgment, skill, integrity and reputation;
•	whether the candidate has a background in accounting or finance or other skills deemed relevant by the board; and
•	the size and composition of the existing board.
The nominating committee will consider candidates for director suggested by stockholders, applying the criteria for candidates described above, and considering the additional information referred to below. Stockholders wishing to suggest a candidate for nomination for election as a director should write to the Office of the Corporate Secretary and include:
•	a statement that the writer is a stockholder and is proposing a candidate for consideration by the committee;
•	the name of and contact information for the candidate;
•	a statement of the candidate’s business and educational experience;
•	information regarding each of the factors listed above sufficient to enable the committee to evaluate the candidate;
•	a statement detailing any relationship between the candidate and any of our competitors;
•	detailed information about any relationship or understanding between the proposing stockholder and the candidate; and
•	a statement that the candidate is willing to be considered and willing to serve as a director if nominated and elected.
When seeking candidates for director, the nominating committee may solicit suggestions from management, incumbent directors or others. The committee or its chairperson will interview a candidate if it is believed the candidate might be suitable to be a director. The nominating committee may also ask the candidate to meet with management.
The nominating committee generally intends to recommend that the Board nominate incumbent directors who the committee believes will continue to make important contributions to us, inasmuch as the committee believes that the continuing service of qualified incumbents promotes stability and continuity, giving us the benefit of the familiarity and insight into our affairs that such directors have accumulated during their tenure, while contributing to the board’s ability to work as a collective body.
Independence of Directors
The Board affirmatively determined that for the purposes of the corporate governance requirements of the New York Stock Exchange and applicable SEC requirements, each of (i) Carol Cicero, Alan H. Ginsburg, Louis C. Grassi, Gary Hurand, Jeffrey Rubin, Jonathan H. Simon and Elie Y. Weiss, constituting approximately 64% of our directors, and (ii) the members of our audit, compensation and nominating committees, are independent. The Board based these determinations primarily on a review of the responses of our directors to questions regarding employment and compensation history, affiliations and family and other relationships, discussions with directors and relevant facts and circumstances provided to management of any relationships bearing on the independence of a director.
In evaluating independence, the board applied the independence standards of Sections 303A.01 and 303A.02 of the New York Stock Exchange Listed Company Manual (the “NYSE Manual”), as well as our categorical independence standard included in our corporate governance guidelines. The board also applied, with respect to the: (i) audit committee, the independence standards imposed by Rule 10A-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Section 303A.07(a) of the NYSE Manual, and

(ii) compensation committee, the independence standards imposed by Rule 10C-1 promulgated under the Exchange Act and Section 303A.02(a)(ii) of the NYSE Manual. See “Additional Information and Notice of Internet Availability of Proxy Materials” for information about accessing our corporate governance guidelines.
In evaluating Gary Hurand’s independence, the Board was aware that a family entity in which his wife has a significant interest owns a preferred limited partnership interest in Gould Investors L.P. with a stated redemption value of approximately $2.9 million and that several of Mr. Hurand’s family members and their affiliates have invested an aggregate of approximately $1.1 million in investment funds managed by affiliates of Gould Investors. In concluding that Mr. Hurand is independent, the Board took into account, among other things, the limited voting rights associated with these interests and that no member of the Hurand family, including Mr. Hurand, has any management involvement in Gould Investors. Gould Investors is a significant stockholder of ours and is primarily engaged in the ownership and operation of real estate properties held for investment. See “Certain Relationships and Related Transactions.”
Compensation of Directors
The following table sets forth the cash compensation paid in 2022 to the directors for service on the board and its committees, all of whom, except as indicated in footnote 1 below, are non-management directors (i.e., directors who are not employees or officers of ours or our affiliates):
		Committee
	Board	Audit	Compensation	Nominating
Annual retainer	$23,000	$5,750	$4,600	$3,450
Presence in-person at meeting	1,450	1,150	1,150	1,150
Presence by telephone at meeting	875	875	875	875
Chairman’s annual retainer	282,225(1)	11,500(2)	9,200(2)	4,600(2)
(1)
Reflects the compensation paid to Israel Rosenzweig, a management director, for his service as chairman of our board. See “Executive Compensation—Chairman of the Board’s Compensation” and “Certain Relationships and Related Transactions.”

(2)
The committee chairman receives the annual retainer and the annual retainer for serving as chairman of such committee. In 2023, the fee for serving as chairman of the audit committee or compensation committee is $14,500.

In addition, on an annual basis, non-management directors are awarded shares of restricted stock. The restricted stock has a five-year vesting period, subject to acceleration upon the occurrence of specified events, during which the holder is entitled to vote and receive distributions, if any, on such shares. In 2022 and 2023, each non-management director was issued 4,100 shares of restricted stock. Non-management directors who reside outside of the local area in which our executive office is located are reimbursed for travel expenses incurred in attending Board and committee meetings.
The following table sets forth the cash and non-cash compensation paid to our directors for their service in such capacity in 2022, all of whom, except for Israel Rosenzweig, are non-management directors:
	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)
Carol Cicero	28,225	—	28,225
Alan Ginsburg	35,475	87,125	122,600
Louis C. Grassi	55,575	87,125	142,700
Gary Hurand	47,300	87,125	134,425
Israel Rosenzweig	282,225(3)	236,559(4)	518,784
Jeffrey Rubin	46,400	87,125	133,525
Jonathan H. Simon	36,625	87,125	123,750
Elie Y. Weiss	43,550	87,125	130,675
(1)
This table does not reflect: (a) the compensation we paid Jeffrey A. Gould, our President, Chief Executive Officer and a director; Fredric H. Gould, a director; and Matthew J. Gould, an executive officer and director; and (b) compensation paid to Fredric H. Gould, Matthew J. Gould and Israel Rosenzweig by Majestic Property Management Corp. (“Majestic Property”), which is wholly-owned by Fredric H. Gould. See “Executive Compensation—Summary Compensation Table” and “Certain Relationships and Related Transactions” for information regarding the compensation paid these individuals.

(2)
Represents the aggregate grant date fair value computed in accordance with Accounting Standards Codification Topic 718 – Stock Compensation, which we refer to as “ASC Topic 718”. These amounts reflect our accounting expense and do not correspond to the actual value that will be realized by these directors.

(3)
Reflects the retainer paid for serving as Chairman of the Board. Excludes fees for Services of $63,840 for 2022. See “Executive Compensation—General” and “Certain Relationships and Related Transactions.”

(4)
Reflects the grant date fair value of 2,734 shares of restricted stock and 10,412 shares subject to restricted stock units, which we refer to as RSUs (excluding the peer group adjustment) as described in “Executive Compensation – Grant of Plan Based Awards”) that vest in three-years subject to the satisfaction of performance and/or market conditions.

The table below shows the aggregate number of unvested stock awards held by the named directors and the value thereof as of December 31, 2022:
Name	Unvested Stock Awards (#)	Market Value of Unvested Stock Awards ($)(1)
Carol Cicero	—	—
Alan H. Ginsburg(2)	19,825	389,363
Louis C. Grassi(2)	19,825	389,363
Gary Hurand(2)	19,825	389,363
Israel Rosenzweig(3)	47,764	938,085
Jeffrey Rubin(2)	19,825	389,363
Jonathan H. Simon(2)	19,825	389,363
Elie Y. Weiss(2)	19,825	389,363
(1)	The closing price on the NYSE on December 30, 2022 for a share of our common stock was $19.64.
(2)	In March 2023, and January 2024, 2025, 2026 and 2027, 3,625 shares, 3,900 shares, 4,200 shares, 4,000 shares, and 4,100 shares are scheduled to vest, respectively.
(3)
Mr. Rosenzweig is the Chairman of our Board. In March 2023, January 2024 and 2025, January and June 2026, and January 2027, the following shares of restricted stock are scheduled to vest: 3,163 shares, 3,185 shares, 3,055 shares, 2,803, 12,000 and 2,734 shares, respectively. In each of March 2024 and June 2025, 20,824 shares (excluding the peer group adjustment) underlying RSUs are scheduled to vest, subject to satisfaction of market and/or performance conditions. RSUs include dividend equivalents rights. See “Executive Compensation – Components of Executive Compensation—Long-Term Equity and Long-Term Equity Incentive Awards”, “Executive Compensation–Outstanding Equity Awards at Fiscal Year-End” and note 10 of our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2022 (the “Annual Report”).

Non-Management Director Executive Sessions
In accordance with New York Stock Exchange listing standards, our non-management directors meet regularly in executive sessions without management. The person who presides over executive sessions of non-management directors is one of the committee chairmen. To the extent practicable, the presiding director at the executive sessions is rotated among the chairmen of the Board’s committees.
Communications with Directors
Stockholders and interested persons who want to communicate with our board or any individual director can write to:
BRT Apartments Corp.
60 Cutter Mill Road, Suite 303
Great Neck, NY 11021
Attention: Office of the Corporate Secretary
Your letter should indicate that you are a stockholder of BRT Apartments Corp. Depending on the subject matter, the Office of the Corporate Secretary will:
•	Forward the communication to the director or directors to whom it is addressed;
•	Attempt to handle the inquiry directly; for example where it is a request for information about our company or it is a stock-related matter; or
•	Not forward the communication if it is primarily commercial in nature or if it relates to an improper or irrelevant topic.

At each Board meeting, the Secretary will present a summary of communications received, if any, since the last meeting and make those communications available to the directors on request.
In the event that a stockholder, employee or other interested person would like to communicate with our non-management directors confidentially, they may do so by sending a letter to “Non-Management Directors” at the address set forth above. Please note that the envelope should contain a clear notation that it is confidential.

INFORMATION REGARDING BENEFICIAL OWNERSHIP OF PRINCIPAL
STOCKHOLDERS, DIRECTORS AND MANAGEMENT
The following table sets forth information concerning our shares owned as of the close of business on April 3, 2023 by (i) each person beneficially owning five percent or more of our outstanding shares, (ii) each director, (iii) each executive officer named in the Summary Compensation Table, and (iv) all directors and executive officers as a group:
Name of Beneficial Owner	Number of Shares Beneficially Owned(1)	Percent of Class
Carol Cicero	4,100	*
Alan H. Ginsburg	58,330	*
Fredric H. Gould(2)	403,972	2.1
Jeffrey A. Gould(3)	3,920,713	20.4
Matthew J. Gould(4)	3,905,773	20.4
Mitchell Gould	200,762	1.0
Louis C. Grassi	66,773	*
Gary Hurand(5)	384,125	2.0
David W. Kalish(6)	562,240	2.9
Israel Rosenzweig(7)	753,829	3.9
Jeffrey Rubin(8)	65,060	*
Jonathan H. Simon(9)	59,330	*
Elie Y. Weiss(10)	76,789	*
George Zweier	119,240	*
Gould Investors L.P(11)	3,357,244	17.5
All directors and executive officers as a group (18 persons)	7,329,784	38.3
*	Less than 1%
(1)
Shares are listed as beneficially owned by a person who directly or indirectly holds or shares the power to vote or to dispose of the shares. A person is deemed a beneficial owner if he or she has the right to acquire beneficial ownership of shares within 60 days of April 3, 2023. The percentage of beneficial ownership is based on 19,144,381 shares outstanding as the close of business on April 3, 2023.

(2)
Includes 11,500 shares in a trust of which he is the trustee and the beneficiary is his spouse. Excludes (i) 10,012 shares owned by his spouse and (ii) 2,468 shares held by him as custodian for a grandson, as to each of which he disclaims beneficial ownership.

(3)
Includes 23,469 shares owned by a charitable foundation of which he is a director, as to which shares he has shared voting and investment power, 34,523 shares owned by a trust for the benefit of his children and other relatives of which he is a trustee (as to which he disclaims beneficial ownership), 26,219 shares owned by a limited liability company of which he is a manager, and 3,357,244 shares owned by Gould Investors. He is a director and senior vice president of the managing general partner of Gould Investors.

(4)
Includes 118,432 shares owned directly which are pledged as collateral for a personal loan, 20,874 shares owned by a pension trust over which he has shared voting and investment power, 23,469 shares owned by a charitable foundation of which he is a director, as to which shares he has shared voting and investment power, 34,523 shares owned by a trust for the benefit of his children and other relatives, of which he is a trustee (as to which he disclaims beneficial ownership), 26,219 shares owned by a limited liability company of which he is a manager, and 3,357,244 shares owned by Gould Investors. He is Chairman of the Board of the managing general partner of Gould Investors.

(5)
Includes 73,322 shares owned by limited liability companies in which Mr. Hurand is a member, 163,591 shares owned by a corporation in which Mr. Hurand is an officer and shareholder, and 4,770 shares in a trust of which Mr. Hurand is a trustee. Mr. Hurand shares voting and investment power with respect to the shares owned by these entities.

(6)
Includes 312,634 shares owned by the pension and profit sharing trusts of BRT Apartments Corp., REIT Management Corp. and Gould Investors as to which he, as trustee, has shared voting and investment power. Excludes 5,051 shares owned by his spouse, as to which shares she has sole voting and investment power and as to which he disclaims beneficial ownership.

(7)
Includes 41,194 shares owned by the pension trust of Gould Investors and 250,566 shares owned by REIT Management Corp. pension and profit sharing trusts, as to which he, as trustee, has shared voting and investment power.

(8)	Includes 34,410 shares pledged as collateral for a line of credit. No amounts are outstanding on such credit line.
(9)	Excludes 425 shares held by his spouse in trust for a minor.
(10)	Excludes 271 shares owned by his spouse, as to which shares he disclaims beneficial ownership.
(11)	Such person’s address is: 60 Cutter Mill Road, Suite 303, Great Neck, NY 11021.

PROPOSAL 1
ELECTION OF DIRECTORS
The board is divided into three classes, each of which is elected for a staggered term of three years. Our Articles of Incorporation provides for ten directors, subject to increase or decrease as determined by the board. The board may, following the annual meeting, increase the size of the board and fill any resulting newly created directorships.
At the annual meeting of stockholders, four Class III Directors will be elected to our board. Each nominee identified below has been recommended to our board by the nominating and corporate governance committee for election at the annual meeting and each nominee has been nominated by our board to stand for election at the annual meeting, to hold office until our 2026 annual meeting and until his or her successor is elected and qualified. Class II Directors and Class I Directors will continue to serve as directors until our 2025 and 2024 annual meetings, respectively, and until their respective successors are duly elected and qualify. Proxies will not be voted for a greater number of persons than the number of nominees named in the proxy statement.
It is contemplated that all the nominees will stand for election. Should any nominee become unavailable for election, all proxies (except proxies marked to the contrary) will be voted for the election of a substitute nominee recommended by the board of directors.
In an uncontested election, each nominee for director will be elected only if he or she receives the affirmative vote of a majority of the total votes cast “for” and “against” for such nominee. As set forth in our corporate governance guidelines, any nominee for director who is an incumbent director but who is not elected by the vote required in the Bylaws, and with respect to whom no successor has been elected, is required to promptly tender his offer to resign to the board for its consideration. The nominating committee will recommend to the board whether to accept the offer to resign. No later than the next regularly scheduled board meeting to be held at least ten days after the date of the election, the board will decide whether to accept such offer and promptly and publicly disclose its decision. If the resignation is not accepted, the director will continue to serve until the next annual meeting of stockholders and until the director’s successor is duly elected and qualified or until the director’s earlier resignation or removal. If the resignation is accepted, the board will either leave such position vacant, reduce the size of the board or elect another individual to serve in place of the resigning director. The nominating committee and the board may consider any factors they deem relevant in deciding whether to accept a director’s resignation.
Nominees for Election as Directors
Name	Class	Term to Expire at Annual Meeting in
Carol Cicero	III	2026
Fredric H. Gould	III	2026
Gary Hurand	III	2026
Elie Y. Weiss	III	2026
Directors Whose Terms are not Expiring
Name	Class	Term to Expire at Annual Meeting in
Alan Ginsburg	I	2024
Jeffrey A. Gould	I	2024
Jonathan H. Simon	I	2024
Matthew J. Gould	II	2025
Louis C. Grassi	II	2025
Israel Rosenzweig	II	2025
Jeffrey Rubin	II	2025

Nominees for Election as Directors
Name and Age	Principal Occupation for the past Five Years and other Directorships or Significant Affiliations
Carol Cicero 63 years
Director since January 2022; From 2014 through 2021, Group Vice President and from 2000 through 2013, Area Vice President of RAM Partners, LLC, a full service real estate management firm that provides property management services, including the provision of such services for several of our multi-family properties; from 2013 through 2014, director of asset management at Arenda Capital Management, a real estate focused private investment firm. Ms. Cicero’s 30 years of multi-family property management experience led our nominating committee to conclude that she should continue to serve on our board.

Fredric H. Gould 88 Years
Director since 1983 and Chairman of our Board from 1984 through 2013; Chairman of the Board of Directors from 1989 to 2013, Vice Chairman of the Board since 2013, Chief Executive Officer from 2005 to 2007, and President from 2005 to 2006 of One Liberty Properties, Inc., an NYSE listed REIT focused on net leased commercial properties; Chairman of the Board of Georgetown Partners, managing general partner of Gould Investors, from 1997 to 2012 and director from 2013 through 2021; Director of EastGroup Properties, Inc., from 1998 through 2019. He is the father of Jeffrey A. Gould and Matthew J. Gould. Mr. Gould has been involved in the real estate industry for more than 50 years, as an investor, owner, manager, and as the chief executive officer of publicly traded real estate companies. He has served as a director of four real estate investment trusts, and as a former director and a member of the loan committee of two savings and loan associations. His knowledge and experience in business, finance, real estate tax, accounting and legal matters and his knowledge of our company led our nominating committee to conclude that he should continue to serve on our board.

Gary Hurand 76 Years
Director since 1990; President of Management Diversified, Inc., a real property management and development company, since 1987; Director of Citizens Republic Bancorp Inc. and predecessor from 1990 through 2013. He is the father-in-law of Elie Y. Weiss. His extensive experience in commercial real estate and in business operations, and as a former director and member of the audit committee of a publicly traded financial institution, led our nominating committee to conclude that he should continue to serve on our board.

Elie Y. Weiss 50 years
Director since 2007; engaged in real estate development since 1997; Since 2007, Mr. Weiss has served as CEO of Five Forty Real Estate, a family office that manages various investments, and since 2017, he has been a principal at Ponsky Capital Partners, a real estate private equity sponsor at which he is chair of the investment committee; From 1997-2007, Executive Vice President of Robert Stark Enterprises, Inc., a company engaged in the development and management of retail, office and multi-family residential properties; President of Real Estate for American Greetings from 2013 to 2017. His entrepreneurial real estate and diverse business experiences led our nominating committee to conclude that he should continue to serve on our board.

THE BOARD RECOMMENDS A VOTE FOR THE ELECTION OF CAROL CICERO, FREDRIC H. GOULD, GARY HURAND AND ELIE Y. WEISS AS DIRECTORS.

Continuing Directors
Name and Age	Principal Occupation for the past Five Years and other Directorships or Significant Affiliations
Alan H. Ginsburg 84 Years
Director since 2006; Chief Executive Officer since 1987 of The CED Companies, a private company which develops, builds and manages multi-family apartment communities. His more than 35 years of experience as chief executive officer of a multi-family real estate developer/manager provides him with expertise and in-depth knowledge of the multi-family property industry.

Jeffrey A. Gould 57 years
Director since 1997, President and Chief Executive Officer since 2002 and President and Chief Operating Officer from 1996 to 2001; Senior Vice President and director since 1999 of One Liberty Properties; Senior Vice President of Georgetown Partners, since 1996. Mr. Jeffrey A. Gould’s experience in a broad range of real estate activities, including real estate evaluation and management, real estate acquisitions and dispositions, mortgage lending and his 15 years as our President enables him to provide key insights on strategic, operational and financial matters related to our business.

Matthew J. Gould 63 years
Director since 2001 and a Senior Vice President since 1993; from 1999 through 2011, Director and Senior Vice President, from 1989 through 1999, President, from 2011 through 2013, Vice Chairman and from 2013, Chairman of the Board of Directors of One Liberty Properties; from 1996 through 2012, President, and from 2013, Chairman of the Board of Georgetown Partners LLC. Since 2019, Chief Executive Officer of Rainbow MJ Advisors, which manages real estate loans and investments in the cannabis industry, since 2021, a Director of Halsa Holdings LLC, which is engaged in commercial activities in such industry and since 2022, a Director of MJ Real Estate Investment Trust, a private REIT that acquires interests in, and originates loans secured by, real estate assets operated by state licensed cannabis operators. He brings to the board his extensive knowledge of our company and his more than 35 years of experience as real estate executive with expertise in evaluating, managing, financing, acquiring and selling various types of properties.

Louis C. Grassi 67 years
Director since 2003; Since 1980, managing partner and chief executive officer of Grassi & Co., CPAs; Director of Flushing Financial Corp. and serves as chairman of its audit committee. Mr. Grassi has been involved for more than 28 years in accounting and auditing issues and has extensive management and leadership with private and public companies. His knowledge of financial and accounting matters and his experience as a director and chairman of the audit committee of a publicly traded financial institution equip him with the background and skills needed to serve as the chairman of our audit committee and as our audit committee financial expert.

Israel Rosenzweig 75 years
Chairman of the Board since 2013, Director and Vice Chairman of the Board from 2012 through 2013 and Senior Vice President from 1998 through 2012; Vice President of Georgetown Partners, since 1997; Senior Vice President of One Liberty Properties since 1989. His experience as a lending officer at a major financial institution, his knowledge and experience in business, finance and accounting matters and his more than 34 years of real estate experience provides our Board with an experienced and knowledgeable chairman.

Jeffrey Rubin 54 years
Director since 2004; since 2009, President and CEO of The JR Group, which provides consulting services to the electronic payment processing industry; President and Chief Executive Officer of Premier Payments, a provider of credit

Name and Age	Principal Occupation for the past Five Years and other Directorships or Significant Affiliations card processing services for merchants throughout the United States, from 2012 until its sale in 2015; President and director of Newtek Business Services, Inc., a provider of business services and financial products to small and medium sized businesses, from 1999 to 2008; Chief Executive Officer of Summit Processing Group LLC since 2008. Mr. Rubin’s experience as the president and a director of a public company and his business and leadership experiences contribute to his ability to serve as the chairman of our compensation committee.

Jonathan H. Simon 57 years
Director since 2006; President and Chief Executive Officer since 1994 of The Simon Development Group and predecessors, a private company which develops, owns and manages a diverse portfolio of residential, retail and commercial real estate, primarily in New York City. His 30 years of experience in the real estate industry affords him an understanding of the challenges we face.

HIGHLIGHTS OF OUR COMPENSATION PROGRAM AND GOVERNANCE PRACTICES
The following features of our executive compensation and corporate governance programs are evidence of our commitment to good corporate governance and compensation practices—we encourage you to read the more detailed information set forth herein:
WHAT WE DO
✔
Use rigorous performance goals. Only 56% of the RSUs awarded to our executive officers in 2021 and 2022, excluding the impact of the peer group adjustment, would have vested as of December 31, 2022, demonstrating the rigorous conditions established for our equity incentive awards.

✔
Emphasize equity awards as a significant portion of the performance/incentive component of compensation. Long-term equity awards (i.e., the grant date fair value of the restricted stock awarded in 2023 for 2022 performance) and equity incentive awards (i.e., the grant date fair value of the RSUs awarded in 2022; the long-term equity awards and equity incentive awards are referred to collectively as the “Equity Awards”) accounted for 68%, 86% and 90% of the performance/incentive-based comportment of compensation awarded to Jeffrey A. Gould, our CEO, Mitchell Gould, our Executive Vice President and George Zweier, our Chief Financial Officer, respectively, for 2022.

✔
Equity awards as a significant component of annual base compensation. In 2022, Equity Awards, as a percentage of base annual compensation (i.e., salary, cash bonus and the grant date fair value of the Equity Awards), was 35%, 40% and 47% for Jeffrey A. Gould, Mitchell Gould and George Zweier, respectively.

✔
Mitigate undue risk in compensation programs. The executive compensation program includes features that reduce the possibility of our executive officers, either individually or as a group, making excessively risky business decisions that could maximize short-term results at the expense of longer-term value.

✔	Balance of short-term and long-term incentives. Our incentive programs provide an appropriate balance between shorter and longer-term incentives.

✔	Capped equity award payouts. The number of shares that can be earned under our long-term equity incentive program are capped.

✔	Independent compensation committee. Our compensation committee is comprised entirely of independent directors and it oversees risks with respect to our compensation practices.

✔	Clawback policy. We are entitled to recoup compensation or cause the forfeiture of compensation as more fully described under “—Clawbacks.”

✔	Stock ownership guidelines. All of our named executive officers and non-management directors own a meaningful amount of our stock as required by these guidelines – see “– Stock Ownership Guidelines.”

✔
Diversity; Responsiveness to Stockholders’ Corporate Governance Comments. We are responsive to comments and concerns raised by our stockholders. In response to comments raised by stockholders regarding board diversity, we appointed Carol Cicero, a highly-qualified woman, as a director.

WHAT WE DON’T DO
✘	No employment agreements. None of our officers have employment agreements. Employment of all of our full-time executive officers is “at will.”

✘
No severance arrangements. There are no severance or similar arrangements for our executive officers, other than accelerated vesting of shares of restricted stock and RSUs upon the occurrence of specified events (e.g., death, disability, retirement or change of control).

✘	No golden parachute tax gross-ups. There are no excise tax gross ups or similar arrangements for our executive officers.

✘	No dividend or dividend equivalents on unearned equity incentive awards. No dividends are paid on the RSUs until the underlying shares are earned.

✘
Anti-Hedging policy. We prohibit our directors, officers, employees and others from engaging in short sales involving our shares or hedging transactions — see “— Policy Prohibiting Hedging of our Securities.”

✘
No multi-year or guaranteed bonuses or equity grants. We do not pay guaranteed bonuses to anyone and currently have no guaranteed commitments to grant any equity-based awards. This ensures that we are able to base all compensation awards to measurable performance factors and business results.

✘
No costly defined benefit pension or supplemental retirement plans. We do not provide costly retirement benefits to our executive officers that reward longevity rather than contributions to our performance.

Total Stockholder Return
The following chart compares the cumulative return of our common stock with the Standard and Poor’s 500 index, MSCI US REIT Index, the Nareit Apartment Index and the average of our Compensation Peer Group (as described under “Executive Compensation – Compensation Consultant”) for the three years ended December 31, 2022:

12/31/19 - 12/31/22 Cumulative Return
40%
35%
30%
25%
20%
15%
10%
5%
0%
-5%
-10%
37.7%
24.8%
13.3%
-0.2%
-5.7%
BRT
S&P 500
Compensation Peer Group Average
MSCI US REIT Index
Nareit Apartment Index

Our Total Stockholder Return Compared to the Total Stockholders Return of Other REITs
Based on a report prepared by KeyBanc Capital Markets, set forth below is our ranking in terms of total stockholder return in comparison to approximately 168 publicly traded REITs for each of the indicated periods ended December 31, 2022:

EXECUTIVE COMPENSATION
General
We describe below our compensation objectives and policies as applied to our executive officers named in the Summary Compensation Table (collectively, the “named executive officers”). This discussion focuses on the information contained in the compensation tables that appear in this proxy statement but also describes our historic compensation structure and practices to enhance an understanding of our executive compensation programs.
Historically, except with respect to equity based awards which were determined by our compensation committee, compensation determinations (i.e., the compensation of our full-time executive officers, the annual fee paid to the chairman of our board of directors, the grants of Equity Awards, and the fee for Services (as such term is described in “ – Compensation Setting Process – Part Time Executive Officers – Services”), were made by our Board after taking into account the recommendations of the compensation and/or audit committee. In late 2022, our board delegated to the compensation committee the authority to make these compensation determinations. As a result (i) base salary, perquisites and fees for Services to be paid in 2022 were recommended by such committee and approved by the board in late 2021 and (ii) bonuses for 2022, which were paid in early 2023, were determined by the compensation committee in late 2022.
We use the following compensation structure with respect to the compensation paid by us to our executive officers:
•
executive officers who devote all, or substantially all, their business time to our affairs are compensated directly by us. The named executive officers who fit into this category are Jeffrey A. Gould, our President and Chief Executive Officer, Mitchell Gould, our Executive Vice President and George Zweier, our Vice President and Chief Financial Officer. These named executive officers are involved on a full-time basis in our multi-family property activities, management of our other real estate assets, and/or financial reporting;

•
executive officers who devote their time to us on a part-time basis, whose basic annual compensation (base salary, bonus, if any, and perquisites) is allocated to us under a shared services agreement based upon the estimated time each devotes to our business activities compared to the estimated time each devotes to the other parties to the shared services agreement. These executive officers perform services to us related primarily to legal, accounting, insurance and tax matters, corporate governance, SEC and New York Stock Exchange reporting and other regulatory matters, and consult with our executives and employees in areas involving multi-family property acquisitions, dispositions and financings, property management, and capital raising. These executive officers are also compensated by us for their provision of the Services. See “Certain Relationships and Related Transactions.” David W. Kalish, Senior Vice President, Finance is the only named executive officer who fits into this category in 2022; and

•
executive officers who devote their time to us on a part-time basis, who are compensated for the Services, but do not receive basic annual compensation from us and whose basic annual compensation is not allocated to us under the shared services agreement. Matthew J. Gould is our only named executive officer who fit into this category in 2022.

The Role of Say-on-Pay
In reviewing our compensation philosophy and practices and in approving compensation for 2021, the compensation committee was aware of the results of our June 2020 “say-on-pay” vote in which approximately 95.5% of the shares that voted on such proposal voted to approve our executive compensation determinations and practices. The compensation committee viewed such results as supportive of our compensation philosophy, practices and determinations.
Compensation Consultant
Our compensation committee is authorized by its charter to retain independent counsel, compensation and benefits consultants, and other outside experts or advisors. In 2022, our compensation committee retained Ferguson Partners Consulting L.P., which we refer to as “Ferguson”, to analyze the competitiveness of our compensation practices in a benchmarking study. Ferguson, a nationally recognized compensation consulting firm specializing in the real estate industry, has no relationship with us or any of our affiliates. (Ferguson also serves as the independent compensation consultant for One Liberty Properties).

As part of its benchmarking evaluation, Ferguson compared our compensation practices to the following REITs, which we refer to as the “Compensation Peer Group”: Armada Hoffler Properties, Inc., CatchMark Timber Trust, Centerspace, Community Healthcare Trust Incorporated, CTO Realty Growth, Inc., Farmland Partners, Inc., Hersha Hospitality Trust, INDUS Realty Trust, Inc., Postal Realty Trust, Inc., UMH Properties, Inc., and Urstadt Biddle Properties Inc. The Compensation Peer Group is comprised of the following types of REITs: three diversified, one healthcare, one hotel, one land, one manufactured home, one multi-family, one shopping center, one specialized and one timber. The Compensation Peer Group was selected by Ferguson using the peer group it previously used in preparing its last report for the compensation committee, as adjusted in 2022 in consultation with management and the compensation committee. These adjustments generally eliminated certain companies that were in the process of being acquired or were significantly larger than us, and added REITs that were similar in size or based in New York.
Ferguson’s report, which was presented to the compensation committee in November 2022, analyzed BRT's executive team in a variety of ways, including benchmarking each individual compared to an appropriate benchmark (either by similar role and/or pay ranking level) as well as the executive team in the aggregate. The findings indicated that BRT's executive team, overall, was generally in line with the median of our Compensation Peer Group (in line defined as being +/ - 10% of the median).
Objectives of our Executive Compensation Program
The principal objectives of our compensation program for full-time executive officers are to: (a) retain highly experienced officers who have worked together for a long time and contribute to our success, (b) motivate these officers to contribute to the achievement of the Company’s success, (c) ensure that the total compensation paid to such officers is fair and competitive both internally (i.e., within our company), and externally (i.e., with respect to our peers), and (d) align the interests of these executives and our stockholders. The compensation committee believes that relying on these objectives permits us to retain and motivate these officers.
With respect to senior executive officers whose compensation is allocated to us under the shared services agreement (i.e., part-time officers) it is our objective that each of these officers receives compensation which, as allocated to us, is reasonable for the services they perform on our behalf, and that these executives provide us with sufficient time and attention to meet our needs and to perform their duties on our behalf. The compensation committee believes that:
•
our part-time executive officers perform valuable services on our behalf, devote sufficient time and attention to our business needs, are able to fully meet our needs and perform their duties effectively; and

•
using part-time executive officers pursuant to the shared services agreement enables us to benefit from access to, and the services of, a group of senior executives with experience and knowledge in real estate acquisitions and dispositions, real estate management, finance (including mortgage financing), banking, legal (including SEC reporting), accounting and tax matters that an organization our size could not otherwise afford.

Compensation Setting Process
Full-Time Executive Officers
We determine compensation for our full-time named executive officers on a case-by-case basis and our compensation decisions include subjective determinations. We do not use formal quantitative performance targets to determine compensation, except with respect to RSUs which are equity based incentive awards that vest upon satisfaction of market and/or performance based conditions. Base salaries are determined immediately preceding the year in which such salaries are to be paid, cash bonuses, which are paid after taking into account the Performance Criteria (as described in the following paragraph) are determined at the end of the year in which services are rendered and paid in the following year, restricted stock is awarded for service in a particular year and granted in the following the year and RSUs are granted in June/July of each year as an additional three-year performance incentive.
In considering base compensation and bonuses, we assess an individual’s performance, which assessment is highly subjective, and our overall performance for the preceding year including, without limitation, the progress of our business in general, our multi-family property acquisition and disposition activities, our revenues, results of operations, funds from operations, adjusted funds from operations, total stockholder return, gains on property sales, the management of our real estate portfolio and subjective considerations (collectively, the “Performance Criteria”). The weight assigned to any particular element of the Performance Criteria changes over time, and varies based on, among other things, subjective factors and the officer’s specific responsibilities.
Part-Time Executive Officers
Shared Services Agreement
The annual base compensation of our part-time executive officers to be paid in the aggregate by one or more of the entities which are parties to the shared services agreement is determined by the senior officers (including one or more of Fredric H. Gould, Jeffrey A. Gould and Matthew J. Gould) of the entities which are parties to such agreement. Our audit committee reviews the allocations made under the shared services agreement to determine that the allocations have been made in accordance with the terms of this agreement and its conclusions are reported to the board. See “Certain Relationships and Related Transactions.”
Services
Several of our part-time executive officers and a management director perform Services on our behalf. The term “Services” refers to the following: participating in our property analysis and approval process, property disposition consultation and review, developing and maintaining banking and financing relationships, providing investment advice, and long-term planning and consulting with our executives and employees in other aspects of our business, as required. Our Chief Executive Officer, in connection with other senior executive officers and a management director, recommends to the compensation and/or audit committee(s) and such committee determines the compensation to be paid for performing the Services.
Components of Executive Compensation
The principal elements of our compensation program for our full-time executive officers in 2022 were:
•	base salaries;
•
annual cash bonuses, which are available only to full-time executive officers and are provided in the form of a cash payment (and to the extent part-time executive officers are awarded cash bonuses by any of our affiliates that are party to the shared services agreement, our share of such bonuses is allocated to us pursuant to such agreement (see “Certain Relationships and Related Transactions—Related Party Transactions”);

•	compensation paid to part-time executive officers in connection with their performance of the Services;
•	long-term equity in the form of restricted stock and long-term equity awards in the form of RSUs; and
•
special benefits and perquisites (i.e., contributions to defined contribution plan, additional disability insurance, long term care insurance, payment of education benefits and an automobile allowance (including insurance, maintenance and repairs)).

In determining 2022 compensation, the compensation committee did not have a specific allocation goal between cash and equity-based compensation.
Base Salary
Full-Time Executive Officers
Base salary is the basic, least variable form of compensation for the job an executive officer performs and provides each full-time executive officer with a guaranteed annual income. Base salaries of executive officers compensated by us directly are generally targeted to be competitive with the salaries paid to executives performing substantially similar functions at other REITs with a market capitalization similar to ours, taking into consideration the region in which our executive officers are located. Any increase in base salary is determined on a case-by-case basis, is not based upon a structured formula and is based upon, among other considerations, (i) such executive’s current base salary, (ii) the recommendation of the Chief Executive Officer and other senior executive officers, (iii) our performance in the preceding year (e.g., acquisition, disposition and financing activities, revenues, net income, funds from operations, adjusted funds from operations, stock price performance, dividends and any one or more of the foregoing), (iv) the individual’s performance, (v) years of service, (vi) job responsibilities, and (vii) subjective factors.
Part-Time Executive Officers
Their annual base salaries are allocated to the entities which are parties to the shared services agreement, including us, based on the estimated time devoted by them to each entity that is a party to such agreement.
Bonus
Full-Time Executive Officers
We provide the opportunity for our full-time executive officers to earn an annual cash bonus. We provide this opportunity both to reward these individuals for past performance and to motivate and retain talented people. We recognize that annual bonuses are almost universally provided by other companies with which we might compete for talent. Annual cash bonuses for our executive officers (including the three named executive officers who devote substantially all of their business time to our affairs) are determined on an individual basis taking into account the Performance Criteria. These determinations are highly subjective.
Part-Time Executive Officers
Their bonuses are allocated in the same manner as their base salaries are allocated as described above under “— Part-Time Executive Officers.”
Services
Our management directors and certain part-time executive officers, including two named executive officers (i.e., David W. Kalish and Matthew J. Gould), provide Services. The other individuals performing Services are: Fredric H. Gould, Isaac Kalish, Israel Rosenzweig, Steven Rosenzweig and Mark H. Lundy. See “Certain Relationships and Related Transactions.”
Long-Term Equity and Long-Term Equity Incentive Awards
We provide the opportunity for our full-time and part-time executive officers to receive long-term equity (i.e., restricted stock) and long-term equity incentive awards (i.e., RSUs). These compensation programs are designed to recognize responsibilities, reward performance, retain our executive officers, motivate future performance and align the interests of our executive officers with our stockholders’ interests. The compensation committee reviews annually management’s recommendations for long-term equity awards for all our officers, directors and employees and makes determinations with respect to the grant of such awards. In making these determinations, the compensation committee considers the factors it considers relevant, including our performance and an individual’s performance. Existing ownership levels are not a factor in award determinations.
In 2022, with Ferguson’s input, we adopted a long-term pay-for-performance equity incentive program (the “2022 Performance Plan”) pursuant to which we issued to 16 individuals, including all our named executive officers, RSUs exchangeable for up to an aggregate of 212,470 shares of common stock, including up to approximately 23,608 shares issuable pursuant to the peer group adjustment described below. Generally, these RSUs vest if and to the extent pre-established market or performance conditions are met for the three-years ending June 30, 2025. Further, the awards tied to market performance are subject to increase or decrease, which we refer to as the “peer group adjustment”, based upon our market performance compared to the market performance of a peer group. Finally, recipients are entitled to an amount equal to the cumulative dividends that would have been paid on the shares underlying the RSUs that vest had the shares been outstanding during the performance cycle (the “RSU Dividend Equivalents”). See “ — Grant of Plan Based Awards” for further information. We use RSUs as an element of our long-term equity incentive compensation program with the expectation that in light of the three-year vesting period and the need to satisfy market and/or financial performance conditions, these awards will further align the interests of our executive officers with our stockholders and reward long-term market and financial performance.

The conditions that must be satisfied to earn the performance-based compensation are tied to the achievement of rigorous, sustained performance and/or market goals – as further described below, 50% of the award is based on adjusted funds from operation (“AFFO”) and 50% on total stockholder return (“TSR”), in each case as calculated pursuant to the applicable award agreement. The specific goals and the other material terms and conditions of the 2022 Performance Plan are as follows:
Long–Term Equity Incentive Awards Performance Criteria	Weight	Minimum Performance Criteria	Target Performance Criteria	Maximum Performance Criteria
Adjusted Funds from Operations (AFFO)	50%	Compounded annual growth rate of 4%	Compounded annual growth rate of 6%	Compounded annual growth rate of 8%

Total Stockholder Return (TSR)	50%(1)	Compounded annual growth rate of 5%	Compounded annual growth rate of 8%	Compounded annual growth rate of 11% or greater
(1)	Does not give effect to the increase or decrease in the number of shares subject to the award as a result of the peer group adjustment.
The RSUs granted during the two years ended December 31, 2022 are, as of such date, at the 56% level (excluding the impact of the peer group adjustment) of the full payout of the performance objectives at which the RSUs vest. See Note 10 of our consolidated financial statements included in our 2022 Annual Report to Stockholders and “— Grant of Plan Based Awards During 2022” for a more extensive description of the metrics applicable to the 2022 Performance Plan.
We do not have a formal policy with respect to whether equity compensation should be paid in the form of stock options, restricted stock or RSUs. We generally grant on an annual basis, restricted stock awards which vest after five years of service and RSUs that vest after three years subject to satisfaction of market and/or performance conditions. The compensation committee generally believes restricted stock awards and RSUs are more effective than options in achieving our compensation objectives. Restricted stock has a greater retention value than options because of the five-year cliff vesting requirement and because before vesting, dividends are paid on restricted stock as an additional element of compensation. Executive officers also realize value upon the vesting of the restricted stock, with the value potentially increasing during the five-year vesting period if our stock price increases. RSUs provide an additional incentive component to equity based awards in that the units only vest if, and to the extent, performance or market conditions are satisfied. Restricted stock and RSUs align the interests of our officers with our stockholders and, because fewer shares are normally awarded than in connection with the grant of options, they are potentially less dilutive than option grants.
Generally, our grants of restricted stock are made in January of each year in recognition of services provided for the prior year and the RSUs are granted in June/July of each year. We do not have a formal policy on timing these grants in connection with the release of material non-public information and in view of the three-year and five-year cliff vesting requirements with respect to RSUs and restricted stock awards, respectively, we do not believe such a formal policy is necessary.
Executive Benefits and Perquisites
We provide our executive officers and our employees with a competitive benefits and perquisites program. For 2022, the executive benefits and perquisites we provided to executive officers generally accounted for a small percentage of the compensation provided by, or allocated to, us for our executive officers. In addition to the benefits and perquisites provided to all our full-time employees, we provided to certain of our full-time executive officers an automobile allowance (including payments for automobile maintenance and repairs), the payment of college tuition expense and the payment of premiums for additional disability insurance and/or long-term care insurance. The cost of the executive benefits and perquisites provided to our part-time executive officers, which benefits are similar to those provided to our full-time executive officers, is allocated among us and other entities pursuant to the shared services agreement.
Employment and Severance Agreements; Post-Employment Benefits; Change of Control
None of our named executive officers has employment or severance agreements with us. They are “at will” employees who serve at the pleasure of our Board.

We do not provide for any post-employment benefits to our named executive officers other than their excitement to the benefits payable pursuant to our defined contribution pension plan and, as described below and under “ — Potential Payments Upon Termination or Change-in-Control,” the accelerated vesting of our restricted stock awards and RSUs.
In 2022, we modified the acceleration provisions of the RSUs granted in 2022 (from the corresponding provisions of the RSUs granted in 2021) with respect to a (i) DDR Event to ensure that all recipients are treated equally (i.e., the metrics are not adjusted for any single participant as a result of the early termination of their relationship with us) and that the metrics to be attained are those that were established at the time of grant and (ii) with respect to a change of control and a DDR Event, to simplify the determinations required with respect to the vesting of such awards upon the occurrence of such events. See “—Outstanding Equity Awards at Fiscal Year End” and note 10 of our consolidated financial statements included in the Annual Report for additional information about our RSUs. Set forth below is a summary of the accelerated vesting provisions with respect to our RSUs and restricted stock awards.
Accelerated Vesting of RSUs
2022 RSUs
Upon the occurrence of a:
•
DDR Event (as described below), these RSUs vest proportionally (i.e., if the participant retires one-year into the three-year performance cycle, they only get 1/3 of the award) if and to the extent the performance metrics are met at the end of the three-year cycle, and

•	Change of control, these RSUs vest proportionately (based on the time elapsed) if the change takes place during the first half of the performance cycle and thereafter, vest in full.
2021 RSUs
Upon the occurrence of a:
•
DDR Event, subject to the satisfaction of the applicable performance criteria proportionately adjusted to give effect to a reduction in the three-year performance cycle, which we refer to as the “adjusted performance conditions”, a pro rata portion (based on the percentage of days in the performance cycle that have elapsed) of these RSUs will vest, and

•	change of control, these RSUs will vest to the extent the applicable as adjusted market and/or performance conditions have been met.
Accelerated Vesting of Restricted Stock Awards
Generally, a person’s restricted stock award will vest fully in the event of such person’s death, disability (i.e., the inability to engage in gainful activity due to a life threatening or long lasting mental or physical impairment), or retirement (having reached the age of 65 and worked for us for at least ten consecutive years; death, disability and retirement referred to collectively as a “DDR Event”) or in the event of a change of control in our company. Subject to the specific terms and conditions of the applicable plan and award agreement, a change of control is generally deemed to occur if (i) any person, with specified exceptions, becomes the “beneficial owner” of securities representing 20% or more of the combined voting power of our then outstanding securities, (ii) a business combination or sale of all or substantially all of our assets is completed or (iii) there is a change in the composition of a majority of our Board, other than changes approved by incumbent directors.
Chairman of the Board’s Compensation
For 2021 and 2022, our Chairman of the Board earned, and in 2023, he will earn, fees of $280,900, $282,225 and $282,225, respectively. Our Chairman does not receive any additional direct compensation from us, other than fees for the Services and Equity Awards. Our Chairman also receives compensation from one or more other entities that are parties to the shared services agreement. For additional information regarding payments to our Chairman, see “Certain Relationships and Related Transactions.”
Policy Prohibiting Hedging of Our Securities
The board believes that transactions in our securities engaged in by Covered Persons (as defined below) (i) that are designed to hedge (i.e., eliminate or reduce), the risks of ownership of our securities, or (ii) allow for the profit from any decrease in the value of our securities, are inappropriate.

Accordingly, the board has adopted an anti-hedging policy that applies to transactions in securities by directors, officers, employees, persons performing services pursuant to our shared services agreement and certain relatives of the foregoing (collectively, the “Covered Persons”). Under the policy, Covered Persons are prohibited from:
•	engaging in short sale transactions in our securities,
•	engaging in hedging or monetizing transactions through transactions in our securities or through the use of financial instruments designed for such purposes,
•	engaging in any transaction in securities where a reasonable investor would conclude that such transaction is for short-term gain or is speculative, and
•
owning financial instruments (other than those issued by us) or participating in investment strategies that represent a direct or indirect hedge of the economic risk of owning our securities or any other that give the holder any rights to acquire any such securities.

Clawbacks
We are entitled to clawback or obtain reimbursement of an executive’s compensation under the following circumstances:
•
in the event we are required to restate our financial statements due to our material non-compliance, as a result of misconduct, with any financial reporting requirement under the securities laws, our chief executive officer and chief financial officer are required to reimburse us for (i) any bonus or other incentive based compensation or equity based compensation they receive from us during the 12 months following the initial public issuance of the financial document embodying such financial reporting requirement and (ii) profits from the sale of our common stock during such 12 months;

•
if an executive officer’s relationship with us is terminated for cause (e.g., insubordination, dishonesty, incompetence, moral turpitude, the refusal to perform such person’s duties and responsibilities and other misconduct of any kind, as determined by the compensation committee) then (i) all options (except to the extent exercised) immediately terminate and (ii) the officer’s rights to all restricted stock, RSUs and performance share awards (except to the extent such awards have vested) are forfeited immediately; and

•	in accordance with any additional claw-back policy implemented by us, whether implemented prior to or after the grant of an award pursuant to our equity incentive plans.
Stock Ownership Guidelines
Because we believe that the ownership by our named executive officers and non-employee directors of a meaningful financial stake in us serves to align their interests with those of our stockholders, we adopted stock ownership guidelines. Our guidelines reflect that the individuals identified below should own shares of common stock with a value not less than:
Title	Minimum Ownership Requirement
Chief Executive Officer	4 times current base salary
Full-Time NEO	2 times current base salary
Part-Time NEO	2 times allocated base salary
Non-Management Directors	3 times annual base retainer
All shares deemed to be beneficially owned as determined under Rule 13d-3 promulgated pursuant to the Exchange Act (including shares as to which beneficial ownership is disclaimed), are counted towards meeting the guidelines. The individuals subject to these guidelines generally have five years from the date they assume such title to achieve the requisite ownership, which will be measured as of December 31 of each year. The stock price used in determining satisfaction of the guidelines is the most favorable price during the two years ending on the December 31 measurement date. “Allocated base salary” refers to the amount reflected in the salary column of the summary compensation table of our proxy statement for the preceding year. Although they were not then subject to these guidelines, as of December 31, 2022, each of our named executive officers and non-management directors satisfied these guidelines.

Analysis
Base Salary, Bonus and Equity Awards
Full-Time Executive Officers
In accordance with the compensation setting process described above, base salary, cash bonuses and equity awards were approved for our full-time named executive officers for the periods indicated:
	Base Salary			Cash Bonus			Equity Grants
	2022 ($)	2021 ($)	% Change	2022 ($)(2)	2021 ($)(2)	% Change	2022 ($)(3)	2021 ($)(4)	Change
Jeffrey A. Gould(1)	886,471	864,004	2.6	300,000	200,000	50	672,629	778,898	(13.6)
Mitchell Gould(1)	467,851	436,296	7.2	55,100	51,255	7.5	365,448	446,647	(18.2)
George Zweier(1)	344,236	321,004	7.2	37,900	35,200	7.7	354,823	424,714	(16.5)
(1)	Messrs. Jeffrey Gould, Mitchell Gould and George Zweier’s base salaries for 2023 are $930,300, $467,224 and $360,964, respectively.
(2)	Reflects the cash bonuses paid in recognition of performance for such year, which are paid in the following year.
(3)
Represents the aggregate grant date fair value of the (i) shares of restricted stock granted in 2023 for 2022 performance and (ii) RSUs granted in 2022. Messrs. J. Gould, M. Gould and G. Zweier were granted (i) in 2023, for 2022 performance, 14,206, 8,900 and 8,400 shares of restricted stock, respectively, and (ii) in 2022, without giving effect to the peer group adjustment, 21,534, 10,286 and 10,286 RSUs, respectively.

(4)
Represents the aggregate grant date fair value of shares of the (i) restricted stock granted in 2022 for 2021 performance and (ii) RSUs granted in 2021. Messrs. J. Gould, M. Gould and G. Zweier’s were granted (i) in 2022, for 2021 performance, 14,282, 8,900 and 8,400 shares of restricted stock, respectively, and (ii) in 2021, without giving effect to the peer group adjustment, 19,532, 10,286 and 10,286 RSUs, respectively.

Our compensation committee determined in late 2021 that increases in base salaries for the full-time executive officers was appropriate in recognition of their performance in 2021 and as a general cost of living increase.
In determining in late 2022, the cash bonuses to be paid in early 2023 to these executive officers for their 2022 performance, the Compensation Committee took into account the Performance Criteria and in particular:
•	our purchase of the interests of our joint venture partners in 11 joint ventures,
•	the sale by our unconsolidated joint ventures of four multi-family properties which resulted in an aggregate gain of $64.5 million,
•
the amendment of our credit facility which, among other things, increased the amount we can borrow from $35 million to $60 million and increased the amount we can use for working capital purposes from $15 million to $25 million,

•	the increases, through the nine months ended September 30, 2022, in net income, funds from operations and adjusted funds from operations, from the corresponding period of 2021, and,
•	that our total stockholder return for three-years was ranked 8th out of 147 REITs.
In determining Jeffrey A. Gould’s bonus for 2022 performance, the Compensation Committee took into account the Performance Criteria and his leadership role in effectuating the foregoing achievements.
The Compensation Committee used the Ferguson Report as a “market check” to confirm its belief that the bonuses were not inappropriate.
Part-Time Named Executive Officers
David W. Kalish, Senior Vice President, Finance, has overall responsibility for implementation and enforcement of our internal controls, performs oversight and guidance in connection with our annual audit and our quarterly reports, performs oversight and guidance related to tax matters, including REIT compliance, is involved in banking relationships, is a participant in our disclosure control and procedures committee and participates in the preparation and review of our press releases and our disclosures under the Exchange Act.
Matthew J. Gould, Senior Vice President is a member of our investment committee and as such is involved in analyzing and reviewing operating results of each property in our portfolio and in analyzing, reviewing and approving each of our acquisition, disposition and financing transactions.

Long-Term Equity and Equity Incentive Awards
We believe that our long-term equity and equity incentive compensation programs, using RSUs that vest after three years subject to satisfaction of market or performance-based conditions, and restricted stock awards with five-year cliff vesting, provide an appropriate incentive for our executive officers and are a beneficial retention tool. In determining the awards to be granted to the named executive officers, the compensation committee took into account our performance in 2022, the responsibilities and performance of each named executive officer and the committee’s desire to emphasize equity-based awards as a significant component of total compensation for our full-time named executive officers while minimizing stockholder dilution. The compensation committee used the Ferguson Report as a “market check” to confirm its belief that the restricted stock awarded in early 2023 for performance in 2022 was not inappropriate.
We believe the cumulative effect of the restricted stock awards and RSUs is not overly dilutive and has created significant incentives for our officers and employees. We intend to continue to award restricted stock and RSUs as we believe such awards (i) align management’s interests and goals with stockholders’ interests and goals and (ii) are an excellent motivator and employee retention tool.
Perquisites
The perquisites we provide to our executive officers, which are in addition to the benefits we provide to all our employees, generally account for a small percentage of the compensation paid by us to or allocated to us for our executive officers. We believe that such perquisites are appropriate.
Fees for Services
The aggregate fee paid to seven individuals for Services in 2022 was $1,467,796. See “Certain Relationships and Related Transactions.”

Summary Compensation Table
The following table discloses the compensation paid and accrued for services rendered in all capacities to us for our named executive officers for each of the three years ended December 31, 2022:
Name and Principal Position	Year	Salary ($)(1)(2)	Bonus ($)(1)(3)	Stock Awards ($)(4)	All Other Compensation ($)(5)(6)	Total ($)
Jeffrey A. Gould President and CEO	2022	886,471	300,000	672,629	65,134(7)	1,924,234
	2021	864,004	200,000	778,898	148,386	1,991,288
	2020	867,169	135,000	250,027	119,134	1,371,330
George Zweier Vice President and CFO	2022	344,236	37,900	354,823	51,305(8)	788,264
	2021	321,004	35,200	424,714	87,521	868,439
	2020	322,329	45,000	130,950	48,688	546,967
Mitchell Gould Executive Vice President	2022	467,851	55,100	365,448	115,275(9)	1,003,674
	2021	436,296	51,255	446,647	212,053	1,146,251
	2020	438,096	51,255	174,600	110,593	774,514
David W. Kalish Senior Vice President, Finance	2022	249,026	—	441,976	262,227(10)	953,229
	2021	256,827	—	600,212	323,215	1,180,254
	2020	255,766	—	129,571	258,752	664,089
Matthew J. Gould Senior Vice President	2022	—	—	672,629	255,256(11)	927,885
	2021	—	—	778,898	314,788	1,093,686
	2020	—	—	250,027	243,100	493,127
(1)
The salary and bonus for each of Jeffrey A. Gould, George Zweier and Mitchell Gould is paid directly by us. David W. Kalish and Matthew Gould do not receive salary or bonus directly from us but receive an annual salary and bonus from Gould Investors and related companies; a portion of Mr. Kalish’s salary and bonus are allocated to us pursuant to the shared services agreement. See “—Compensation Setting Process—Part-time Executive Officers.” The amount of salary and bonus that is allocated to us is set forth under the “Salary” column in the Summary Compensation Table. See “Certain Relationships and Related Transactions” for a discussion of additional compensation paid to Messrs. Jeffrey A. Gould, Kalish and Matthew J. Gould from other entities with which we are affiliated or for which there is common ownership.

(2)	The annual base salaries in 2023 for each of Jeffrey A. Gould, George Zweier and Mitchell Gould are $930,300, $360,964, and $467,224, respectively.
(3)
The table sets forth the year in which the bonus was earned, not the year it was paid. The bonus for 2022, 2021 and 2020 reflects our performance and the performance of our named executive officers for such years and was paid in January 2023, 2022 and 2021, respectively.

(4)
Represents restricted stock granted in 2022, 2021 and 2020 and RSUs granted in 2022 and 2021 (RSUs were not granted in 2020) at the grant date fair value of such awards calculated in accordance with Item 402 of Regulation S-K and ASC Topic 718. Assumes that the maximum number of shares subject to RSUs will vest and does not give effect to the peer group adjustment. These amounts do not correspond to the actual values that will be realized by the named executives. Grant date fair value assumptions are consistent with those disclosed in Note 10 — Stockholders’ Equity, in the consolidated financial statements included in our Annual Report. See “—Grant of Plan Based Awards During 2022” for additional information. On January 5, 2023, we granted Jeffrey A. Gould, George Zweier, Mitchell Gould, David W. Kalish and Matthew J. Gould, 14,206, 8,400, 8,900, 8,153 and 14,206 shares of restricted stock, respectively, with a grant date fair value of $19.18 per share.

(5)
We maintain a tax qualified defined contribution plan for all of our full-time officers and full and part-time employees, and entities which are parties with us to a shared services agreement (including Gould Investors) maintain substantially similar defined contribution plans for their officers and employees. We make an annual contribution to the plan for each officer and employee whose base salary is paid directly by us (and entities which are parties to the shared services agreement make annual contributions to their respective plans for their respective employees, which amounts are allocated to the parties to the shared service agreement in accordance with its terms) equal to 15% of such person’s annual earnings, not to exceed $45,750, for any person in 2022. The estimated amount payable as of December 31, 2022 to Jeffrey A. Gould, George Zweier and Mitchell Gould pursuant to this plan upon termination of their employment is $3.59 million, $1.74 million, and $1.49 million, respectively. The method of payment upon termination of employment is determined solely by the participant who may elect a lump sum payment, the purchase of an annuity or a rollover into an individual retirement account.

(6)	Except with respect to dividend equivalents paid in 2021 upon the vesting of RSUs granted in 2016, excludes dividends and dividend equivalents paid or payable on stock and similar awards.
(7)
Includes our contribution of $45,750 paid for his benefit to our defined contribution plan and perquisites totaling $19,384, of which $7,833 represents an automobile allowance, $4,236 represents a premium paid for additional disability insurance, and $7,315 represents a premium paid for long-term care insurance.

(8)	Includes our contribution of $45,750, paid for his benefit to our defined contribution plan and a $5,555, automobile allowance.
(9)	Includes an education benefit of $62,132, our contribution of $45,750 paid for his benefit to our defined contribution plan and a $7,393 automobile allowance.
(10)
Includes $243,100 for the Services, our contribution of $11,958 paid for his benefit to the Gould Investors defined contribution plan, and perquisites of $7,169, of which $1,697, and $5,472, represent our share of the amounts incurred by Gould Investors for insurance benefits and an automobile allowance, respectively. The amounts reflected as contributions to the defined contribution plan and as perquisites are allocated to us pursuant to the shared services agreement. In 2023 he is to be paid $243,101 for the Services.

(11)	Includes $255,256 for the Services. In 2023, he is to be paid $278,018 for the Services.

Grants of Plan-Based Awards
The table below discloses the grants of plan-based awards during 2022 to our named executive officers. The restricted stock awards, which are referred to in such table as “RS” were issued pursuant to our 2020 Incentive Plan and the restricted stock units, which are referred to in the table as “RSUs”, were issued pursuant to our 2022 Incentive Plan.
Restricted Stock
Vesting of the restricted stock occurs, with certain exceptions, subject to the continuation of an employment, consulting or similar relationship with us through 2027. Upon vesting, each restricted stock award entitles the recipient to one share of common stock. Holders of restricted stock are entitled to the dividends paid on, and to vote, their shares.
RSUs
Vesting of the RSUs occurs, with certain exceptions, subject to the continuation of an employment, consulting or similar relationship with us through 2025, upon satisfaction of benchmarks related to the compounded annual growth rate from 2022 through 2025 in (i) total stockholder return (as calculated pursuant to the applicable award agreement), which awards are referred to in the table below as “RSU-TSR” and (ii) adjusted funds from operations, (as presented in our filings with the SEC), which awards are referred to in the table below as “RSU-AFFO.”
The RSU – TSR awards are subject to an increase or decrease, which we refer to as the peer group adjustment, depending on our performance relative to a peer group (i.e., the FTSE Nareit Equity Apartment Index, excluding companies whose primary focus is the provision of housing for college/graduate students). Specifically, if the compounded annual growth rate in total stockholder return during the performance cycle is in the (i) top quartile of our peer group, the recipient is entitled to additional RSUs equal to 25% of the RSU-TSR awards that vest at the applicable threshold, target and maximum levels and (ii) in the bottom quartile of the peer group, the recipient will forfeit 25% of the RSU-TSR awards that vest at the applicable threshold, target and maximum levels. This peer group adjustment is not reflected in the table below.
Each RSU is coupled with a dividend equivalent right entitling the holder to an amount in cash equal to the aggregate amount of cash dividends that would have been paid in respect of the shares underlying such RSUs, if and to the extent such RSU vest, had such shares been outstanding during the performance cycle applicable to such RSU.
Estimated Future Payouts under Equity Incentive Plan Awards:(1)(#)
Name	Grant Date	Grant Type	Threshold(1)	Target(2)	Maximum(3)	All Other Stock Awards: Number of Shares of Stocks or Units(#)	Grant Date Fair Value of Stock Awards ($)(4)
Jeffrey A. Gould	1/13/22	RS	—	—	—	14,282	303,493
	6/24/22	RSU-TSR	2,692	5,384	10,767	—	133,339
	6/24/22	RSU-AFFO	2,692	5,384	10,767	—	235,797
George Zweier	1/13/22	RS	—	—	—	8,400	178,500
	6/24/22	RSU-TSR	1,286	2,572	5,143	—	63,691
	6/24/22	RSU-AFFO	1,286	2,572	5,143	—	112,632
Mitchell Gould	1/13/22	RS	—	—	—	8,900	189,125
	6/24/22	RSU-TSR	1,286	2,572	5,143	—	63,691
	6/24/22	RSU-AFFO	1,286	2,572	5,143	—	112,632
David W. Kalish	1/13/22	RS	—	—	—	7,971	169,384
	6/24/22	RSU-TSR	1,988	3,976	7,950	—	98,465
	6/24/22	RSU-AFFO	1,988	3,976	7,950	—	174,127
Matthew J. Gould	1/13/22	RS	—	—	—	14,282	303,493
	6/24/22	RSU-TSR	2,692	5,834	10,767	—	133,339
	6/24/22	RSU-AFFO	2,692	5,834	10,767	—	235,797
(1)	To achieve the threshold award, a compounded annual growth rate of 5% and 4% is required during the Performance Cycle with respect to the RSU-TSR awards and RSU-AFFO awards, respectively.

(2)	To achieve the target award, a compounded annual growth rate of 8% and 6% is required during the Performance Cycle with respect to the RSU-TSR awards and RSU-AFFO awards, respectively.
(3)	To achieve the maximum award, a compounded annual growth rate of 11% and 8% is required during the Performance Cycle with respect to the RSU-TSR awards and RSU-AFFO awards, respectively.
(4)
The per share grant date fair value of the: (a) restricted stock granted on January 13, 2022 is $21.25, and (b) RSU – TSR and RSU – AFFO awards are $12.38 and $21.90, respectively. These amounts do not correspond to the actual values that will be realized by the executives. The aggregate grant date fair value for the RSU-AFFO awards gives effect to management’s assessment of the probable outcome as to whether, and the extent to which, the RSU-AFFOs will vest. The values for the RSUs assume that the maximum number of such units vest.

Outstanding Equity Awards at Fiscal Year-End
The following table discloses the number and value (based on the closing price per common share of common stock of $19.64 on December 30, 2022) of the outstanding equity awards at December 31, 2022 for our named executive officers:
	Stock Awards
Name	Number of Shares or Units of Stock that Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Shares Subject to RSUs That Have Not Vested (#)(1)	Equity Incentive Plan Awards: Market or Payout Value of Share, That Have Not Vested ($)(1)
Jeffrey A. Gould(2)	85,321	1,675,704	46,199	907,353
George Zweier(3)	46,450	912,278	23,144	454,538
Mitchell Gould(4)	57,750	1,134,210	23,144	454,538
David W. Kalish(5)	50,819	998,085	35,777	702,655
Matthew J. Gould(6)	85,321	1,675,704	46,199	907,353
(1)
Reflects the maximum number of shares subject to RSUs (including the additional shares potentially issuable as a result of the peer group adjustment) scheduled to vest in 2024 and 2025 upon satisfaction of market and/or performance based conditions.

(2)
In March 2023, January 2024, 2025, 2026, June 2026 and January 2027 restricted stock awards with respect to 13,225, 14,374, 14,320, 14,320, 14,800 and 14,282 shares, respectively, are scheduled to vest. In March 2024 and June 2025, subject to the satisfaction of specified conditions, a maximum (including the peer group adjustment) of 21,974 shares and 24,226 shares, respectively, subject to RSUs are scheduled to vest.

(3)
In March 2023, January 2024, 2025, 2026, June 2026 and January 2027, restricted stock awards with respect to 7,000, 7,300, 7,500, 8,250, 8,000 and 8,400 shares, respectively, are scheduled to vest. In March 2024 and June 2025, subject to the satisfaction of specified conditions, a maximum (including the peer group adjustment) of 11,572 shares and 11,572 shares, respectively, subject to RSUs are scheduled to vest.

(4)
In March 2023, January 2024, 2025, 2026, June 2026 and January 2027, restricted stock awards with respect to 10,500, 10,800, 10,000, 8,750, 8,800 and 8,900 shares, respectively, are scheduled to vest. In March 2024 and June 2025, subject to the satisfaction of specified conditions, a maximum (including the peer group adjustment) of 11,572 shares and 11,572 shares, respectively, subject to RSUs are scheduled to vest.

(5)
In March 2023, January 2024, 2025, 2026, June 2026 and January 2027, restricted stock awards with respect to 7,163, 7,000, 7,421, 7,864, 13,400 and 7,971 shares, respectively, are scheduled to vest. In March 2024 and June 2025, subject to the satisfaction of specified conditions, a maximum (including the peer group adjustment) of 17,888 shares and 17,890 shares, respectively, subject to RSUs are scheduled to vest.

(6)
In March 2023, January 2024, 2025, 2026, June 2026 and January 2027 restricted stock awards with respect to 13,225, 14,474, 14,320, 14,320, 14,800 and 14,282 shares, respectively, are scheduled to vest. In March 2024 and June 2025, subject to the satisfaction of specified conditions, a maximum (including the peer group adjustment) of 21,974 shares and 24,226 shares, respectively, subject to RSUs are scheduled to vest.

Option Exercises and Stock Vested
The following table discloses information with respect to the shares of restricted stock that vested in 2022 ($23.28 on January 3, 2022):
	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Jeffrey A. Gould	13,110	305,201
George Zweier	7,500	174,600
Mitchell Gould	11,375	264,810
David W. Kalish	7,000	162,960
Matthew J. Gould	13,110	305,201
Potential Payments Upon Termination or Change-in-Control
We do not provide for any post-employment benefits to our named executive officers other than their entitlement to the benefits payable pursuant to our defined contribution pension plan and the accelerated vesting of our restricted stock awards and RSUs as a result of death, disability, retirement, or a change of control. See “ — Employment and Severance Agreements; Post Employment Benefits; Change of Control.” The following table sets forth the value (based on the closing price of our stock on December 30, 2022 of $19.64 per share) of equity awards held by our named executive officers that would vest upon a DDR Event or a change in control as of December 31:
	Upon Death, Disability or Retirement		Upon a Change of Control
Name	Restricted Stock ($)	RSUs ($)(2)	Restricted Stock ($)	RSUs ($)(2)
Jeffrey A. Gould	1,675,704	147,308	1,675,704	227,083
George Zweier	912,278	75,872	912,278	117,900
Mitchell Gould	1,134,210	75,872	1,134,210	117,900
David W. Kalish(1)	998,085	117,237	998,085	182,174
Matthew J. Gould	1,675,704	147,308	1,675,704	227,083
(1)
Because Mr. Kalish is over 65 and has satisfied the period of service requirement, upon his retirement (i) a pro rata portion of his RSUs (A) granted in 2021 would vest as and to the extent adjusted performance conditions were satisfied as of his retirement, (B) granted in 2022 would vest in 2025, as and to the extent the performance conditions are satisfied as of the end of the measurement period and (ii) all of the restricted stock would vest. The market value of his restricted stock and RSUs are reflected in the applicable column.

(2)
Assumes that the target performance criteria is achieved and that there is no peer group adjustment. See “—Components of Executive Compensation—Long-Term Equity and Long-Term Equity Incentive Awards” and “—Outstanding Equity Awards at Fiscal Year End” and note 10 of our consolidated financial statements included in the Annual Report.

Our 2022 Incentive Plan generally provides, among other things, that if any payment or benefit that a participant in such plan would otherwise receive from us constitutes a “parachute payment” within the meaning of Section 280G of the Code and as a result would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such payment will either (i) be reduced to an amount equal to the largest portion of such payment that would result in no portion of such payment (after reduction) being subject to the Excise Tax or (ii) not be reduced, whichever approach, after taking into account all applicable taxes (including the Excise Tax), results in such participant’s receipt, on an after-tax basis, of the greatest amount of such payment.

PAY RATIO
We provide below a reasonable estimate of the relationship of the annual total compensation of Jeffrey A. Gould, our Chief Executive Officer and President, to the median annual total compensation of our employees (other than the CEO). For 2022:
•	the annual total compensation of our CEO, as reported in the Summary Compensation Table, was $1,924,234;
•	the median annual total compensation of all our employees (other than our CEO) was $530,580; and
•	our CEO’s annual total compensation was 3.63 times that of the median of the annual total compensation of all our employees (other than our CEO).
In calculating this estimate, we included as our employees as of the December 31, 2022 measurement date, only those individuals to whom we are required by the Internal Revenue Code of 1986, as amended, to issue a Form W-2. We identified our median employee by calculating our employees’ total annual compensation in the same manner that the CEO’s total annual compensation is calculated for the Summary Compensation Table.
Companies adopt a variety of methodologies and apply various assumptions in presenting this ratio. As a result, the pay ratio reported by other companies may not be comparable to the pay ratio we report.
The following table sets forth information concerning the compensation of our Principal Executive Officer (“PEO”) and our other named executive officers (“NEOs”) for each of the fiscal years ended December 31, 2022 and 2021 and our financial and market performance for each such year:

PAY VERSUS PERFORMANCE
The following table sets forth information concerning the compensation of Jeffrey A. Gould, our principal executive officer (“PEO”), and our other named executive officers (i.e., Mitchell Gould, David W. Kalish, Matthew J. Gould and George Zweier, collectively referred to as the “NEOs”) for each of 2022 and 2021 and our financial and market performance for each such year:
Year	Summary Compensation Table Total for PEO ($)	Compensation Actually Paid to PEO(1)($)	Average Summary Compensation Table Total for NEOs ($)	Average Compensation Actually Paid to NEOs(2)($)	Value of Initial Fixed $100 Investment Based On:	Net Income (millions)
					Total Stockholder Return ($)($)
2022	1,924,234	1,471,371	918,263	598,520	142.11	50.0
2021	1,991,288	2,817,458	1,072,158	1,648,934	165.76	29.1
(1)
Represents the amount of “compensation actually paid” to Jeffrey A. Gould, as computed in accordance with SEC requirements. Such amounts do not reflect the actual amount of compensation earned by or paid to Mr. Gould. See table immediately below for a reconciliation showing how “compensation actually paid” was calculated.

(2)
Represents the average amount of “compensation actually paid” to the NEOs as a group as computed in accordance with SEC requirements. Such amounts do not reflect the actual average amount of compensation earned by or paid to these NEOs as a group. See “– Compensation of NEOs.”

In accordance with SEC requirements, the following adjustments were made to Jeffrey A. Gould’s total compensation for the applicable year to determine the “compensation actually paid”:
Year	Reported Summary Compensation Table Total for PEO ($)	Reported Value of Equity Awards ($)	Equity Award Adjustments ($)	Compensation Actually Paid to PEO ($)
2022	1,924,234	(672,629)	219,766	1,471,371
2021	1,991,288	(778,898)	1,605,068	2,817,458
The table below sets forth the manner in which Equity Award Adjustments in the immediately preceding table were calculated:
Year	Year End Fair Value of Equity Awards ($)	Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards ($)	Year over Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year ($)	Total Equity Award Adjustments($)
2022	617,198	(388,124)	(9,308)	219,766
2021	1,148,488	483,705	(27,125)	1,605,812
Compensation of NEOs
In accordance with SEC requirements, the following adjustments were made to average total compensation for the NEOs for each year to determine the “compensation actually paid” to this group:
Year	Average Reported Summary Compensation Table Total for NEOs ($)	Average Reported Value of Equity Awards ($)	Total Average Equity Award Adjustments( ($)	Average Compensation Actually Paid to NEOs ($)
2022	918,263	(458,719)	138,976	598,520
2021	1,072,158	(562,618)	1,139,394	1,648,934

The table below sets forth the manner in which Average Equity Award Adjustments in the immediately preceding table were calculated:
Year	Average Year End Fair Value of Equity Awards ($)	Year over Year Average Change in Fair Value of Outstanding and Unvested Equity Awards ($)	Year over Year Average Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year ($)	Total Average Equity Award Adjustments ($)
2022	420,955	(275,059)	(6,920)	138,976
2021	818,041	341,905	(20,551)	1,139,394
Relationship between TSR and Net Income to Compensation Actually Paid
The following charts show the relationship of the compensation actually paid to our CEO and the average compensation actually paid to our NEOs to our cumulative TSR and net income for the periods indicated (TSR amounts reported in the graph assume an initial fixed investment of $100 and that all dividends, if any, were reinvested):

Compensation Actually Paid versus Cumulative TSR
Compensation Actually Paid
Value of Fixed $100 Investment
$3,000,000
$2,500,000
$2,000,000
$1,500,000
$1,000,000
$500,000
$0
$170.00
$165.00
$160.00
$155.00
$150.00
$145.00
$140.00
$135.00
$130.00
$165.76
$142.11
$2,817,458
$1,648,934
$1,471,371
$598,520
2021
2022
PEO Compensation Actually Paid
Non-PEO NEO Average Compensation Actually Paid
BRT TSR

Compensation Actually Paid versus Net Income
$3,000,000
$2,500,000
$2,000,000
$1,500,000
$1,000,000
$500,000
$0
Compensation Actually Paid
$60.00
$50.00
$40.00
$30.00
$20.00
$10.00
$0.00
Net Income ($millions)
$29.10
$50.00
$2,817,458
$1,648,934
$1,471,371
$598,520
2021
2022
PEO Compensation Actually Paid
Non-PEO NEO Average Compensation Actually Paid
Net Income ($millions)

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Introduction
Israel Rosenzweig, Chairman of our Board, is a Senior Vice President of One Liberty Properties, Inc. (“One Liberty”) and a Senior Vice President of the managing general partner of Gould Investors. (One Liberty and Gould Investors are described below). He is the father of Steven Rosenzweig, Senior Vice President – Legal, of BRT and an executive officer of the managing general partner of Gould Investors and Alon Rosenzweig, our employee. Fredric H. Gould, a director and former Chairman of our Board, is Vice Chairman of the Board of Directors of One Liberty. He is the father of Jeffrey A. Gould and Matthew J. Gould. Jeffrey A. Gould, a director and our President and Chief Executive Officer, is a Senior Vice President and a director of One Liberty, a Senior Vice President and director of the managing general partner of Gould Investors and a member of a limited liability company which is the other general partner of Gould Investors. He is also the father of Ryan Gould, our employee. Matthew J. Gould, a director and our Senior Vice President, is the Chairman of the Board of Directors of One Liberty, Chairman of the Board of the managing general partner of Gould Investors and serves as director of a trust that is a member of a limited liability company which is the other general partner of Gould Investors. He is also an executive officer of Majestic Property. David W. Kalish, Isaac Kalish and Mark H. Lundy, each of whom is an executive officer of our company, are executive officers of One Liberty and of the managing general partner of Gould Investors. Messrs. D. Kalish, I. Kalish and Lundy are also officers of Majestic Property. David W. Kalish is the father of Isaac Kalish.
One Liberty is a real estate investment trust listed on the New York Stock Exchange that is engaged in the ownership of a diversified portfolio of income-producing real properties that are net leased to tenants. Gould Investors is a limited partnership that owns and operates a diversified portfolio of real estate and invests in other companies active in the real estate and finance industries. As of April 3, 2023, Gould Investors beneficially owns approximately 17.5% of our outstanding shares of common stock.
Related Party Transactions
Our 2021 and 2022 Equity Awards and Equity Incentive Awards
The grant date fair value of the equity awards (i.e., restricted stock and RSUs) granted to our executive officers (other than our named executive officers) and certain related parties in 2021 and 2022, respectively, are as follows: Fredric H. Gould—$735,107 and $556,727; Steven Rosenzweig—$391,658 and $259,297; Mark H. Lundy—$664,936 and $453,564; Israel Rosenzweig—$414,764 and $236,581; Isaac Kalish $540,254 and $416,291; and Alon Rosenzweig—$439,478 and $365,448. The grant date fair value of these awards was calculated in the manner described in note 4 of the Summary Compensation Table and excludes, with respect to the RSUs, the effect of the peer group adjustment. These amounts reflect our accounting expense for these awards and do not correspond to the actual value, if, any that may be realized by these individuals.
Services
For performing Services in 2021 and 2022, the following executive officers and/or directors received, and it is anticipated will receive for performing Services in 2023, respectively, the compensation indicated: Fredric H. Gould, $210,000, $210,000 and $210,000; Steven Rosenzweig, $268,700, $298,148 and $334,415; Isaac Kalish, $273,525, $287,200 and $311,561; Israel Rosenzweig, $60,800, $63,840 and $53,840; Mark H. Lundy, $110,250, $110,250 and $110,250. See “Executive Compensation—General” and, for information regarding named executive officers compensated for performing Services, see “Executive Compensation—Summary Compensation Table.”
Shared Services Agreement
We and certain related entities, including Gould Investors, One Liberty Properties, and Majestic Property Management, occupy common office space and share certain services and personnel in common. The allocation of these general and administrative expenses among these entities is computed in accordance with a shared services agreement based on the estimated time devoted by executive, administrative and clerical personnel to the affairs of each participating entity to such agreement. In 2021 and 2022, the amount of general and administrative expenses allocated to us represents approximately 21.3% and 22.4%, respectively, of the total expenses allocated to all entities which are parties to the shared services agreement. Specifically, in 2021 and

2022, we paid $641,000 and $735,000, respectively, for common general and administrative expenses, including telecommunication services, computer services, bookkeeping, secretarial and other clerical services and legal and accounting services. Other than the executive officers identified in the Summary Compensation Table, Isaac Kalish and Steven Rosenzweig were the only executive officers engaged by us on a part-time basis in 2021 and 2022 whose salary, bonus and benefits allocated to us in either of such years exceeded $120,000. The amounts allocated to us in 2021 and 2022 for the services of Isaac Kalish were $113,889 and $127,947, respectively and Steven Rosenzweig were $268,234 and $281,908, respectively.
We obtain certain insurance (primarily property insurance) with Gould Investors and its affiliates and in 2021 and 2022, we reimbursed Gould Investors $61,000 and $67,000, respectively, for our share of insurance premiums.
Majestic Property
Majestic Property, which is wholly-owned by Fredric H. Gould, provides real property management services, real estate brokerage, and construction supervision services for us and affiliated entities, as well as companies that are non-affiliated entities. In 2021 and 2022, we paid Majestic Property fees of $31,000 and $36,000, respectively, representing, in the aggregate, less than 1.0% of the revenues of Majestic Property for each such period. Each of Fredric H. Gould, Jeffrey A. Gould, Matthew J. Gould, David W. Kalish, Mark H. Lundy, Israel Rosenzweig, Steven Rosenzweig, and Isaac Kalish received compensation from Majestic Property for such periods, which compensation is not included in the Summary Compensation Table. The fees paid by us to Majestic Property and the expenses reimbursed to Gould Investors under the shared services agreement were reviewed by our audit committee. These individuals also receive compensation from other entities owned or controlled (including shared controlled) by one or more by Fredric H. Gould, Jeffrey A. Gould and Matthew J. Gould and parties to the shared services agreement, none of which provided services to us or received compensation from us in 2021 or 2022.
Miscellaneous
Alon Rosenzweig received compensation of $764,685 and $673,963 in 2021 and 2022, respectively (including $208,559 and $227,125 in base salary for 2021 and 2022, respectively, bonuses of $27,000 and $30,000 for 2021 and 2022, respectively, which were paid in 2022 and 2023, respectively, $439,478 and $365,448 for 2021 and 2022, respectively, representing the grant date fair value of awards of restricted stock and RSUs granted in such years, $40,658 with respect to the payment in 2021 of dividend equivalents with respect to RSUs granted in 2016, and perquisites of $48,960 and $51,390 for 2021 and 2022, respectively (including $43,500 and $45,750 of contributions to a defined contribution plan for 2021 and 2022, respectively). His annual base compensation for 2023 is $242,633.
Ryan Gould, who began working for us in September 2022, received compensation in 2022 of $26,250 (including $21,250 in base salary and a bonus of $5,000 for 2022, which was paid in 2023). His annual base salary for 2023 is $95,000.
Messrs. A. Rosenzweig and R. Gould participate in the welfare and other benefit plans generally made available to our employees.

PROPOSAL 2
ADVISORY APPROVAL OF THE COMPENSATION OF EXECUTIVES
Section 14A of the Exchange Act (“Section 14A”) requires that we seek a non-binding advisory vote from our stockholders to approve the compensation awarded to our named executive officers as disclosed in this proxy statement. Although the advisory vote is non-binding, the compensation committee and the Board will review the results of the vote and will consider our stockholders' concerns and take them into account in future determinations concerning our executive compensation program. The Board of Directors recommends that you indicate your support for our compensation policies and procedures for our named executive officers, as outlined in the resolution below. Accordingly, the following resolution will be submitted for a stockholder vote at the Annual Meeting:
RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the individuals identified in the Summary Compensation Table, as disclosed in the proxy statements for the Company’s 2023 annual meeting of stockholders.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF THE ADOPTION OF THIS RESOLUTION.

PROPOSAL 3
ADVISORY VOTE ON THE FREQUENCY AT WHICH WE WILL SEEK STOCKHOLDER ADVISORY VOTES ON EXECUTIVE COMPENSATION
Section 14A requires that (i) once every six years, we seek stockholder approval of the frequency with which we will seek advisory approval of executive compensation and (ii) we present every one, two or three years, or abstain as alternatives for stockholders.
The Board has determined that an advisory vote on executive compensation every three years is the best approach for us based on a number of considerations, including the following:
•	the elements of our executive compensation program generally do not change in a significant manner from year to year;
•
stockholders have various methods of providing feedback on executive compensation matters even in years in which there is no advisory vote on executive compensation — for example, by communicating directly with the Board, as discussed under “Governance of our Company — Communications with Directors”;

•
a three-year vote cycle gives the Board sufficient time to thoughtfully consider the results of the advisory vote and to implement any desired changes to our executive compensation policies and procedures; and

•	a three-year cycle will provide investors sufficient time to evaluate the effectiveness of our short- and long-term compensation programs.
Although the vote on this proposal is advisory and non-binding, the compensation committee and Board will carefully consider the voting results. The proxy card provides stockholders with the opportunity to choose among four options (holding the vote every one, two or three years, or abstaining) and, therefore, stockholders will not be voting to approve or disapprove the recommendation of the Board. The alternative (i.e., one year, two years, or three years) that receives the most votes will be deemed approved by the stockholders.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE OF EVERY THREE YEARS FOR THE FREQUENCY AT WHICH WE WILL PRESENT TO STOCKHOLDERS AN ADVISORY VOTE ON COMPENSATION OF EXECUTIVES.

PROPOSAL 4
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
General
The audit committee and the board of directors is seeking ratification of the appointment of Ernst & Young LLP (“E&Y”), as our independent registered public accounting firm for 2023. A representative of E&Y is expected to be present at our annual meeting and will have the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.
We are not required to have our stockholders ratify the selection of E&Y as our independent registered public accounting firm. We are doing so because we believe it is good corporate practice. If the stockholders do not ratify the selection, the audit committee will reconsider whether to retain E&Y, but may, in its discretion, decide to retain such firm. Even if the selection is ratified, the audit committee, in its discretion, may change the appointment at any time during the year if it determines that such a change would be in our interest.
THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2023.
Audit and Other Fees
The following table presents E&Y’s fees for the services in the indicated years:
	2022	2021
Audit fees(1)	$576,108	$582,079
Audit-related fees	—	—
Tax fees	17,600	17,000
All other fees	—	—
Total fees	$593,708	$599,079
(1)
Includes fees for the audit of our annual consolidated financial statements, the review of the consolidated financial statements included in our quarterly reports on Form 10-Q and for services rendered in connection with registration statements filed with the SEC.

Approval Policy for Audit and Non-Audit Services
The audit committee annually reviews and approves the retention of our independent registered public accounting firm for each fiscal year and the audit of our financial statements for such fiscal year, including the fee associated with the audit. In addition, the audit committee approves the provision of tax related and other non-audit services. Any fees for the audit and any fees for non-audit services in excess of those approved by the audit committee must receive the prior approval of the audit committee.
Proposals for any non-audit services to be performed by our independent registered public accounting firm must be approved in advance by the audit committee.
For 2022, the audit committee pre-approved all of the audit, tax and non-audit services rendered by our independent registered public accounting firm.

REPORT OF THE AUDIT COMMITTEE
The information contained in this Report of the Audit Committee shall not be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing (except to the extent that we specifically incorporate this information by reference) and shall not otherwise be deemed “soliciting material” or “filed” with the SEC or subject to Regulation 14A or 14C, or to the liabilities of Section 18 of the Exchange Act (except to the extent that we specifically incorporate this information by reference).
The role of the audit committee is to, among other things, select and engage our independent registered public accounting firm and to oversee and monitor our financial reporting process, the independence and performance of the independent registered public accounting firm and the functioning of our internal controls. It is management’s responsibility to prepare financial statements in accordance with generally accepted accounting principles and for the independent registered public accounting firm to perform an independent audit of the financial statements and to express an opinion on the conformity of those financial statements with generally accepted accounting principles.
In performing its duties, the audit committee:
•	reviewed and discussed our audited consolidated financial statements for the year ended December 31, 2022 (the “Audited Financial Statements”) with management and E&Y;
•	discussed with E&Y the matters required to be discussed by the Public Company Accounting Oversight Board (the “PCAOB”);
•	received from E&Y the written disclosures and the letter from E&Y regarding E&Y’s independence required by the applicable requirements of the PCAOB, and discussed with such firm its independence; and
•
based on the reviews and discussions referred to above, the audit committee recommended that the Audited Financial Statements be included in its Annual Report on Form 10-K for the year ended December 31, 2022 for filing with the SEC.

Louis C. Grassi (Chairman)
Gary Hurand
Elie Y. Weiss

DELINQUENT SECTION 16(a) REPORTS
Each of Gould Investors, Jeffrey A. Gould and Matthew J. Gould filed two reports late with respect to the same two transactions.
ADDITIONAL INFORMATION AND NOTICE OF INTERNET AVAILABILITY OF
PROXY MATERIALS
As of the date of this proxy statement, we do not know of any business that will be presented for consideration at the meeting other than the items referred to in the Notice of the Meeting. Subject to applicable law, if any other matter is properly brought before the meeting for action by stockholders, the holders of the proxies will vote and act with respect to the business in accordance with their best judgment and discretionary authority to do so is conferred by the enclosed proxy. Our Conduct Code, corporate governance guidelines and the charters for our audit, compensation and nominating committees are available under the “Corporate Governance” tab at www.brtapartments.com.
This proxy statement (including the notice of meeting), the proxy card and our Annual Report are available at www.brtapartments.com/annualmeetingmaterials.pdf.
By order of the Board of Directors

S. Asher Gaffney,
Corporate Secretary April 21, 2023

0

BRT APARTMENTS CORP.

PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS

June 14, 2023

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Mark H. Lundy and Asher Gaffney, and each of them, as proxies for the undersigned, each with the power to act without the other and with the power to appoint his substitute, and hereby authorizes them to attend the Annual Meeting of Stockholders of BRT Apartments Corp., a Maryland corporation (the "Company"), to be held on June 14, 2023 at 9:00 AM New York City time, and any adjournments or postponements thereof, and to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at such meeting and otherwise to represent the undersigned at the meeting with all powers possessed by the undersigned if personally present at the meeting. The undersigned hereby acknowledges receipt of the Notice of such meeting and of the accompanying Proxy Statement, the terms of each of which are incorporated by reference, and revokes any proxy heretofore given with respect to such meeting.

(Continued and to be signed on the reverse side)

1.1 14475

ANNUAL MEETING OF STOCKHOLDERS OF

BRT APARTMENTS CORP.

June 14, 2023

GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, Proxy Statement, Proxy Card and Annual Report to Stockholders are available at www.brtapartments.com/annualmeetingmaterials.pdf

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

↓ Please detach along perforated line and mail in the envelope provided. ↓

00000333303040300000 2 061423

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

This Proxy, when properly executed, will be voted in the manner directed by you. If this Proxy is properly executed by you but no direction is made, this Proxy will be voted FOR all nominees named in the accompanying proxy statement, FOR proposals 2 and 4 and FOR THREE YEARS on proposal 3. If any nominee named in this Proxy is unable or unwilling to serve as a director, this proxy will be voted FOR any other nominee designated by the Board of Directors. You are encouraged to specify your choices by marking the appropriate boxes, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. The Proxies cannot vote your shares of common stock unless you sign, date and return this card.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

The Board of Directors recommends you vote FOR each of the Director Nominees listed below

1. Election of four Class III Directors, as described more fully in the accompanying proxy statement.

NOMINEES:	FOR	AGAINST	ABSTAIN
Carol Cicero	☐	☐	☐
Fredric H. Gould	☐	☐	☐
Gary Hurand	☐	☐	☐
Elie Y. Weiss	☐	☐	☐

The Board of Directors recommends you vote FOR Proposals 2 and 4 and recommends that you vote THREE YEARS on Proposal 3.

	FOR	AGAINST	ABSTAIN
2. A proposal to approve, by non-binding vote, executive compensation of the Company for the year ended December 31, 2022, as disclosed in the accompanying proxy statement.	☐	☐	☐

	ONE YEAR	TWO YEARS	THREE YEARS	ABSTAIN
3. A proposal to approve, by non-binding vote, the frequency of future non-binding votes on executive compensation.	☐	☐	☐	☐

5. **The proxies are authorized to vote in their discretion upon such other business as may properly come before the meeting or any adjournment or postponement thereof.**

Signature of Stockholder ____________ Date: ________ Signature of Stockholder ____________ Date: ________

Note: Please sign exactly as your name or names appear on this Proxy and insert the date. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

ANNUAL MEETING OF STOCKHOLDERS OF

BRT APARTMENTS CORP.

June 14, 2023

PROXY VOTING INSTRUCTIONS

INTERNET - Access "**www.voteproxy.com**" and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page.

TELEPHONE - Call toll-free **1-800-PROXIES** (1-800-776-9437) in the United States or **1-718-921-8500** from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

Vote online/phone until 11:59 PM New York City time the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.

COMPANY NUMBER	
ACCOUNT NUMBER	

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, Proxy Statement, Proxy Card and Annual Report to Stockholders are available at www.brtapartments.com/annualmeetingmaterials.pdf

↓ Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone, in person or the Internet. ↓

00000333303040300000 2 061423

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

This Proxy, when properly executed, will be voted in the manner directed by you. If this Proxy is properly executed by you but no direction is made, this Proxy will be voted FOR all nominees named in the accompanying proxy statement, FOR proposals 2 and 4 and FOR THREE YEARS on proposal 3. If any nominee named in this Proxy is unable or unwilling to serve as a director, this proxy will be voted FOR any other nominee designated by the Board of Directors. You are encouraged to specify your choices by marking the appropriate boxes, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. The Proxies cannot vote your shares of common stock unless you sign, date and return this card.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

The Board of Directors recommends you vote FOR each of the Director Nominees listed below

1. Election of four Class III Directors, as described more fully in the accompanying proxy statement.

NOMINEES:	FOR	AGAINST	ABSTAIN
Carol Cicero	☐	☐	☐
Fredric H. Gould	☐	☐	☐
Gary Hurand	☐	☐	☐
Elie Y. Weiss	☐	☐	☐

The Board of Directors recommends you vote FOR Proposals 2 and 4 and recommends that you vote THREE YEARS on Proposal 3.

	FOR	AGAINST	ABSTAIN
2. A proposal to approve, by non-binding vote, executive compensation of the Company for the year ended December 31, 2022, as disclosed in the accompanying proxy statement.	☐	☐	☐

	ONE YEAR	TWO YEARS	THREE YEARS	ABSTAIN
3. A proposal to approve, by non-binding vote, the frequency of future non-binding votes on executive compensation.	☐	☐	☐	☐

5. **The proxies are authorized to vote in their discretion upon such other business as may properly come before the meeting or any adjournment or postponement thereof.**

Signature of Stockholder ________ Date: ________ Signature of Stockholder ________ Date: ________

Note: Please sign exactly as your name or names appear on this Proxy and insert the date. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.